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                                                                  EXECUTION COPY




                               PURCHASE AGREEMENT

                                     between

                     NATIONAL DISCOUNT BROKERS GROUP, INC.

                                       and

                         AMERITRADE HOLDING CORPORATION,



                            dated as of July 30, 2001



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                                TABLE OF CONTENTS

                                                                            PAGE

                                    ARTICLE I

                                   DEFINITIONS
Section 1.01.   Defined Terms..................................................1
Section 1.02.   General Interpretive Principles................................6

                                   ARTICLE II

                 SALE AND PURCHASE OF THE COMPANY SHARES AND THE
                                  COMPANY NOTES
Section 2.01.   Sale and Purchase of the Company Shares and the Company
                Notes..........................................................6
Section 2.02.   Amount and Payment of Purchase Price...........................6
Section 2.03.   Closing........................................................6
Section 2.04.   Payment in Buyer Common Stock..................................7

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND
                                   THE COMPANY
Section 3.01.   Organization...................................................7
Section 3.02.   Authority......................................................8
Section 3.03.   No Impediments.................................................8
Section 3.04.   Subsidiaries...................................................8
Section 3.05.   Capitalization; Title to the Company Shares and the Company
                Notes..........................................................8
Section 3.06.   Financial Statements; No Undisclosed Liabilities...............9
Section 3.07.   Absence of Material Adverse Change; Conduct of Business........9
Section 3.08.   Permits; Compliance............................................9
Section 3.09.   Taxes..........................................................9
Section 3.10.   Absence of Litigation.........................................10
Section 3.11.   Tangible Property.............................................10
Section 3.12.   Material Contracts............................................10
Section 3.13.   Employee Benefit Plans........................................11
Section 3.14.   Labor Matters.................................................12

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                                TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE

Section 3.15.   Intellectual Property.........................................12
Section 3.16.   Environmental Matters.........................................14
Section 3.17.   Broker-Dealer.................................................14
Section 3.18.   Insurance.....................................................14
Section 3.19.   Bank Accounts.................................................15
Section 3.20.   Improper Payments.............................................15
Section 3.21.   Brokers.......................................................15
Section 3.22.   Securities Act................................................15
Section 3.23.   Customer Lists................................................15
Section 3.24.   Computer Systems..............................................15

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Section 4.01.   Organization of Buyer.........................................16
Section 4.02.   Authority.....................................................16
Section 4.03.   No Impediments................................................16
Section 4.04.   Absence of Litigation.........................................16
Section 4.05.   Securities Act................................................17
Section 4.06.   Brokers.......................................................17
Section 4.07.   Capitalization of Buyer.......................................17
Section 4.08.   SEC Reports; Financial Statements; No Undisclosed Liabilities.18
Section 4.09.   Absence of Material Adverse Change............................19
Section 4.10.   Permits; Compliance...........................................19

                                    ARTICLE V

                  COVENANTS AND OTHER AGREEMENTS OF THE PARTIES
Section 5.01.   Conduct of Business by the Company............................19
Section 5.02.   Access to Information.........................................20
Section 5.03.   Confidentiality...............................................20
Section 5.04.   Maintenance of Records........................................20
Section 5.05.   Commercially Reasonable Efforts; Obtaining Consents;
                Further Action................................................21

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                                TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE

Section 5.06.   Parent Contracts.............................................22
Section 5.07.   Corporate Name...............................................23
Section 5.08.   Certain Insurance Matters....................................23
Section 5.09.   Notifications................................................23
Section 5.10.   Public Announcements; Customer Communications................23
Section 5.11.   Consents Not Obtained by Closing.............................24
Section 5.12.   Information..................................................24
Section 5.13.   Intra-Group Agreements.......................................24
Section 5.14.   Certain Employee Matters.....................................25
Section 5.15.   90 Hudson Real Estate Lease..................................26
Section 5.16.   Intra-Group Payables and Receivables.........................27
Section 5.17.   Registration Rights Agreement................................27

                                   ARTICLE VI

                                   CONDITIONS
Section 6.01.   Conditions Precedent to Closing Obligation of Buyer..........27
Section 6.02.   Conditions Precedent to Closing Obligation of Seller.........28

                                   ARTICLE VII

                          TERMINATION; FAILURE TO CLOSE
Section 7.01.   Termination..................................................29
Section 7.02.   Effect of Termination........................................30

                                  ARTICLE VIII

                                   TAX MATTERS
Section 8.01.   Tax Indemnification..........................................30
Section 8.02.   Apportionment of Taxes.......................................30
Section 8.03.   Refunds and Tax Benefits.....................................31
Section 8.04.   Transfer Tax and Other Closing Expenses......................31
Section 8.05.   Exclusive Remedy.............................................31
Section 8.06.   Contests.....................................................31
Section 8.07.   Tax Returns..................................................32

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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE

Section 8.08.   After Closing.................................................32
Section 8.09.   Survival......................................................32
Section 8.10.   Characterization as Purchase Price Adjustment.................32
Section 8.11.   Absence of Withholding Tax Liability..........................33
Section 8.12.   Section 338(h)(10) Election...................................33

                                   ARTICLE IX

                                 INDEMNIFICATION
Section 9.01.   Survival of Representations and Warranties....................33
Section 9.02.   Indemnification by Seller.....................................33
Section 9.03.   Indemnification by Buyer......................................33
Section 9.04.   Limitations on Indemnification................................34
Section 9.05.   Claims........................................................34
Section 9.06.   Notice of Third Party Claims; Assumption of Defense...........35
Section 9.07.   Settlement....................................................35
Section 9.08.   Failure of Indemnifying Person to Act.........................36
Section 9.09.   Net Indemnity Payments........................................36
Section 9.10.   Exclusive Remedy..............................................36

                                    ARTICLE X

                                NON-SOLICITATION
Section 10.01.  Non-Solicitation of Customers.................................36
Section 10.02.  Non-Solicitation of Continued Employees.......................37
Section 10.03.  Limitation on Use of NDB Names................................37
Section 10.04.  Specific Performance..........................................37
Section 10.05.  Severability..................................................38

                                   ARTICLE XI

                                  MISCELLANEOUS
Section 11.01.  Headings......................................................38
Section 11.02.  Notices.......................................................38
Section 11.03.  Assignment....................................................39

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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE

Section 11.04.  Governing Law; Jurisdiction...................................39
Section 11.05.  Severability..................................................40
Section 11.06.  Entire Agreement; Amendment...................................40
Section 11.07.  Counterparts..................................................40

Exhibit A       Form of Registration Rights Agreement

Exhibit B       Form of Legal Opinion of Cleary, Gottlieb, Steen & Hamilton

Exhibit C       Form of Legal Opinion of Mayer, Brown & Platt





                                          -v-
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                               PURCHASE AGREEMENT

               THIS PURCHASE AGREEMENT is dated as of this 30(th) day of July, 2001, between National Discount Brokers Group, Inc., a Delaware corporation ("Seller"), and Ameritrade Holding Corporation, a Delaware corporation ("Buyer").

                                    RECITALS

               WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of National Discount Brokers Corporation, a New York corporation (the "Company"); and

               WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller desires to sell all of the shares of common stock of the Company (the "Company Shares") and all of the promissory notes issued by the Company to Seller outstanding as of June 30, 2001, as designated by Seller in writing to Buyer prior to the date hereof (the "Company Notes"), to Buyer, and Buyer desires to purchase and acquire all of the Company Shares and Company Notes from Seller;

               NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               Section 1.01. Defined Terms. In this Agreement, except as expressly provided herein or as the context otherwise requires:

               "Affiliate" means, with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood that a Person shall be deemed to "control" another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, by contract or otherwise).

               "Agreement" means this Stock Purchase Agreement, including all recitals, exhibits, schedules and the Disclosure Letter relating hereto.

               "Business Day" means any day which is not a Saturday, a Sunday or any other day on which banks in the State of New York are authorized or required by law to close.

               "Buyer" has the meaning set forth in the opening paragraph.
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               "Buyer Benefit Plans" means any "employee benefit plan" as defined in Section 3(3) of ERISA, or any employment, compensation, fringe benefit or other employee benefit plan, program, arrangement, agreement or commitment of Buyer.

               "Buyer Common Stock" has the meaning set forth in Section
2.04(a).

               "Buyer Disclosure Letter" means the disclosure letter relating to this Agreement, delivered by Buyer to Seller concurrently with the execution of this Agreement.

               "Buyer Indemnified Parties" shall mean Buyer and each of its Affiliates, and their respective officers, directors, employees, agents and representatives; provided that in no event shall Seller be deemed to be a Buyer Indemnified Party.

               "Buyer Material Adverse Effect" means a Material Adverse Effect on Buyer or an effect that is materially adverse on the ability of Buyer to perform its obligations under or consummate the transactions contemplated by this Agreement.

               "Buyer Permits" has the meaning set forth in Section 4.10.

               "Buyer Preferred Stock" has the meaning set forth in Section 4.07(a).

               "Buyer SEC Reports" has the meaning set forth in Section 4.08(a).

               "Buyer Shares" has the meaning set forth in Section 2.04(b).

               "Class B Stock" has the meaning set forth in Section 4.07(a).

               "Closing" has the meaning set forth in Section 2.03(a).

               "Closing Date" means the date on which the Closing occurs.

               "Closing Stock Price" has the meaning set forth in Section
2.04(b).

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Commonly Controlled Entity" has the meaning set forth in Section 3.13(a).

               "Company" has the meaning set forth in the recitals.

               "Company Common Stock" means the common stock, without par value, of the Company.

               "Company Intellectual Property Rights" has the meaning set forth in Section 3.15(c).

               "Company Notes" has the meaning set forth in the recitals.

               "Company Permits" has the meaning set forth in Section 3.08.


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               "Company Shares" has the meaning set forth in the recitals.

               "Confidentiality Agreement" means the Confidentiality Agreement between Buyer and Seller dated April 24, 2001.

               "Contest" has the meaning set forth in Section 8.06.

               "Continued Employees" has the meaning set forth in Section
5.14(a).

               "Debt" shall mean obligations in respect of (i) borrowed money,
(ii) capitalized lease obligations, (iii) obligations under interest rate agreements and currency agreements, (iv) guarantees of any obligation of any third Person, (v) letters of credit and (vi) indemnities or performance bonds.

               "Disclosure Letter" means the disclosure letter relating to this Agreement, delivered by Seller to Buyer concurrently with the execution of this Agreement.

               "Employee Benefit Plans" has the meaning set forth in Section 3.13(a).

               "ERISA" has the meaning set forth in Section 3.13(a).

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Financial Statements" means the audited statements of financial condition of the Company as of December 31, 2000, and the related statements of operations and cash flows for the period then ended and the notes thereto accompanied by the reports thereon of KPMG LLP and the unaudited balance sheet and statement of shareholder's equity of the Company as of June 30, 2001, and the related income statement for the period then ended, in each case in the form attached as Schedule 3.06 of the Disclosure Letter.

               "GAAP" shall mean United States generally accepted accounting principles.

               "Governmental Entity" has the meaning given such term in Section 3.03.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Hudson Lease" has the meaning set forth in Section 5.15(a).

               "Identified Employees" has the meaning set forth in Section 5.14(a).

               "Indemnified Person" shall mean the Person or Persons entitled to indemnification under Article IX.

               "Indemnifying Person" shall mean the Person or Persons obligated to provide indemnification under Article IX.

               "Intellectual Property Rights" has the meaning set forth in
Section 3.15(b).


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               "Interim Period" has the meaning set forth in Section 8.02(b).

               "IRS" means the Internal Revenue Service.

               "Intra-Group Payables" has the meaning set forth in Section 5.16.

               "Intra-Group Receivables" has the meaning set forth in Section 5.16.

               "Knowledge of Buyer", or words of similar import, means the actual knowledge of the officers or employees of Buyer listed on Schedule 1.01 of the Buyer Disclosure Letter attached hereto and the knowledge such officers should have reasonably obtained after due inquiry.

               "Knowledge of Seller", or words of similar import, means the actual knowledge of the officers of Seller or the Company listed on Schedule
1.01 of the Disclosure Letter and the knowledge such officers should have reasonably obtained after due inquiry.

               "Law" means any statute, law, constitutional provision, code, regulation, ordinance, rule, ruling, judgment, decision, order, writ, injunction, decree, permit, concession, grant, franchise, license, agreement, directive, binding guideline or policy or rule of common law, requirement of, or other governmental restriction of or determination by any Governmental Entity or any interpretation of any of the foregoing by any Governmental Entity.

               "Lien" means any encumbrance, mortgage, lien, claim, pledge, charge or other security interest or similar limitation.

               "Loss" or "Losses" shall mean any and all losses, liabilities, costs, claims, damages, penalties, interest and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation and litigation but excluding lost profits and consequential damages). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all reasonable attorneys' fees and expenses and reasonable costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

               "Management Employees" means the three individuals listed on
Schedule 5.14(a) of the Disclosure Letter.

               "Material Adverse Effect" means a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company, or Buyer, as the case may be, taken as a whole, but shall not include any effect arising out of or resulting from (a) a change in general economic or financial conditions, (b) a change affecting the securities markets or the brokerage industries in the United States generally or (c) this Agreement or the transactions contemplated hereby or any announcement thereof.

               "Material Contract" has the meaning set forth in Section 3.12.

               "NASD" shall mean the National Association of Securities Dealers, Inc.

               "NDB Names" has the meaning set forth in Section 5.07.


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               "Non-Solicitation Period" has the meaning set forth in Section
10.01.

               "Parent Contracts" has the meaning set forth in Section 5.06(a).

               "Permitted Liens" means (a) Liens for Taxes not yet due and payable, (b) mechanics', materialmen's, carriers', workers', repairers', landlords' and similar Liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use and (d) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not impair current occupancy or use.

               "Person" means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, other entity or Governmental Entity.

               "Purchase Price" has the meaning set forth in Section 2.02.

               "Purchase Price Allocation" has the meaning set forth in Section 8.12.

               "Registration Rights Agreement" has the meaning set forth in
Section 5.17.

               "SEC" means the Securities and Exchange Commission.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Seller" has the meaning set forth in the opening paragraph.

               "Seller Indemnified Parties" shall mean Seller and each of its Affiliates, and their respective officers, directors, employees, agents and representatives; provided that in no event shall the Company be deemed to be a Seller Indemnified Party.

               "Short Period" has the meaning set forth in Section 8.02(a).

               "Software" has the meaning set forth in Section 3.15(b).

               "Subsidiary" means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

               "Tax" or "Taxes" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal


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property taxes, stamp taxes, transfer taxes, withholding taxes, workers'
compensation taxes, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

               "Tax Claim" has the meaning set forth in Section 8.09.

               "Tax Indemnitee" has the meaning set forth in Section 8.01(a).

               "Tax Indemnity Payment" has the meaning set forth in Section 8.01(a).

               "Tax Return" means a report, return or other information (including any amendments) required to be supplied to the United States (federal, state or local) or a foreign government or agency or political subdivision of any such government with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

               "Trademark" has the meaning set forth in Section 3.15(b).

               Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Whenever used in this Agreement, unless otherwise specified, the terms "hereof," "herein," "hereunder" and similar terms refer to this Agreement as a whole (including the schedule hereto and the Disclosure Letter), and references herein to Sections refer to sections of this Agreement. Whenever used in this Agreement, the term "including" shall be deemed to mean "including, without limitation."

                                   ARTICLE II

          SALE AND PURCHASE OF THE COMPANY SHARES AND THE COMPANY NOTES

               Section 2.01. Sale and Purchase of the Company Shares and the Company Notes. On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell and deliver to Buyer, legal and beneficial ownership of all of the Company Shares and all of the Company Notes, free and clear of all Liens.

               Section 2.02. Amount and Payment of Purchase Price. At the Closing, the aggregate consideration to be paid by Buyer for all of the Company Shares and all of the Company Notes shall be US$154,000,000 (the "Purchase Price"). The Purchase Price will be paid in the manner and at the time as set forth in Sections 2.03 and 2.04.

               Section 2.03. Closing. (a) The closing of the purchase and sale of the Company Shares (the "Closing") shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006 on September 6, 2001 or, if the conditions set forth in Article VI have not been satisfied or waived on or prior to such date, on the third Business Day after satisfaction or waiver of such conditions, or at such other time and place as is agreed by the parties.


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

               (b) At the Closing, (i) Seller shall deliver to Buyer one or more certificates evidencing all of the Company Shares, in each case duly endorsed in blank or accompanied by duly executed stock powers in blank in proper form for transfer, and all of the Company Notes, in each case accompanied by duly executed assignments to Buyer thereof and (ii) Buyer shall pay the Purchase Price by (A) paying by wire transfer US$20,000 in immediately available U.S. Dollar funds to an account or accounts as specified by Seller to Buyer at least two (2) Business Days prior to the Closing Date (the entire amount of which shall be applied as partial consideration for the purchase of all of the Company Shares) and (B) delivering to Seller one or more certificates evidencing all of the Buyer Shares in the name of Seller (or, at the written request of Seller received at least two Business Days prior to the Closing Date, any Affiliate of Seller).

               Section 2.04. Payment in Buyer Common Stock. (a) US$153,980,000 of the Purchase Price shall be paid in the form of Class A common stock of Buyer, par value US$0.01 per share (the "Buyer Common Stock"), subject to the terms and conditions of this Section 2.04.

               (b) The number of shares of Buyer Common Stock payable to Seller (the "Buyer Shares") shall be the quotient, rounded up to the next whole share, obtained by dividing (i) US$153,980,000 by (ii) the Closing Stock Price. The "Closing Stock Price" shall mean the average of the last sale price per share of Buyer Common Stock on the Nasdaq National Market (as reported in the three star New York City edition of the Wall Street Journal (for trading during regular trading hours, not extended trading)) for the ten consecutive trading days ending on the Business Day immediately prior to the Closing Date; provided that
(A) if the Closing Stock Price would otherwise be more than US$7.20, the Closing Stock Price for purposes of calculating the number of Buyer Shares shall be US$7.20, or (B) if the Closing Stock Price would otherwise be less than US$4.80, the Closing Stock Price for purposes of calculating the number of Buyer Shares shall be US$4.80.

                                   ARTICLE III

         REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE COMPANY

               Except as disclosed in this Agreement (including the Disclosure Letter), Seller hereby represents and warrants to Buyer as follows:

               Section 3.01. Organization. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in the United States in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. Seller has made available to Buyer true and correct copies of the articles of incorporation and by-laws or comparable organizational documents of the Company, as most recently amended.

               Section 3.02. Authority. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

               Section 3.03. No Impediments. None of the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby does or will, except as set forth on Schedule
3.03 of the Disclosure Letter, (a) conflict with or violate any organizational document of Seller or the Company, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body, or non- governmental regulating body to the extent that the rules, regulations or orders of such body are binding upon Seller or the Company or otherwise have the effect of law (a "Governmental Entity"), except as may be required under the HSR Act, (c) require any consent, waiver or approval or, with or without the giving of notice or lapse of time or both, result in a default or breach (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Seller or the Company is a party or by which Seller or the Company or any of the assets of Seller or the Company may be bound, except for such consents, approvals and authorizations that have been obtained, (d) result in the creation or imposition of any Lien on any asset of the Company or (e) conflict with or violate any Law applicable to Seller or the Company or by which any of the assets of Seller or the Company are bound, except in the case of Sections 3.03(b) through 3.03(e), any such default, breach, right or Lien that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               Section 3.04. Subsidiaries. Except as set forth on Schedule 3.04 of the Disclosure Letter, the Company does not have any Subsidiaries and does not own, directly or indirectly, any debt, shares or other equity interest or securities in any corporation, partnership, joint venture or other Person, and has no agreement or commitment to purchase any such interest.

               Section 3.05. Capitalization; Title to the Company Shares and the Company Notes. The authorized capital stock of the Company consists of 200 shares of Company Common Stock of which 100 shares, constituting the Company Shares, are issued and outstanding. Except for the Company Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the Company Shares have been duly authorized, validly issued and are fully paid and nonassessable. Seller is the legal and beneficial owner of all of the Company Shares and the Company Notes. Except as contemplated by this Agreement, there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever to which either Seller or the Company is a party, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Company Common Stock or any securities convertible into, or other rights to acquire, any Company Common Stock, (ii) obligates Seller or the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock,


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

securities or rights. Seller has good and marketable title to the Company Shares and the Company Notes, free and clear of any Liens.

               Section 3.06. Financial Statements; No Undisclosed Liabilities. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be set forth in the notes thereto), and fairly present in all material respects the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods indicated (subject, in the case of the unaudited interim financial statements, to the absence of notes and to normal year-end adjustments that will not be material in amount). The Financial Statements are in accordance with the books and records of the Company. Except as disclosed on Schedule 3.06 of the Disclosure Letter, the Company has not incurred any liabilities since June 30, 2001 that would be required to be reflected on or reserved against on a balance sheet prepared in accordance with GAAP, except for trade payables, accrued expenses and other liabilities incurred in the ordinary course of business.

               Section 3.07. Absence of Material Adverse Change; Conduct of Business. Except as set forth on Schedule 3.07 of the Disclosure Letter, since June 30, 2001, the business of the Company has been conducted in the ordinary course of business and the Company has not: (i) experienced or suffered any change, occurrence or event that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company; (ii) sold or otherwise disposed of any assets or properties material to the Company; (iii) waived, released, canceled or assigned any rights or indebtedness owing to the Company that are material to the Company, or prepaid any principal or interest on any Debt; (iv) made as of the date hereof any material changes in its accounting systems, methods, policies, principles or practices; or (v) acquired or leased any assets material to the Company. The Company is, and as of the Closing Date (after the repayment of all Intra-Group Payables and Intra-Group Receivables) shall be, in compliance with the minimum net capital requirements as set forth in Rule 15c3-1 promulgated under the Exchange Act.

               Section 3.08. Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity legally necessary for it to carry on its business as it is now being conducted in the United States (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of Seller, threatened. The Company is not in conflict with, or in default or violation of, nor, with the giving of notice or lapse of time or both, would the Company be in conflict with, or in default or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound except for any conflict, default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or (b) any of the Company Permits.

               Section 3.09. Taxes. (a) Except as set forth on Schedule 3.09(a) of the Disclosure Letter, the Company has timely filed all Tax Returns (or such Tax Returns have been filed on behalf of the Company) to the extent required to be filed by applicable Law (after taking into account applicable extensions) for taxable periods ending on or before the Closing Date and has paid all amounts due in respect of Taxes (whether or not actually shown on such Tax Returns); such Tax Returns accurately set forth all material items relating to the business activities of the Company to the extent required to be reflected or included in such Tax Returns by applicable Tax Laws.

               (b) Except as set forth on Schedule 3.09(b) of the Disclosure Letter, no income or other Tax Return filed by the Company has been examined or audited by the Internal Revenue Service or other appropriate authority during the preceding three years, and no such examination or audit is in progress. All deficiencies proposed as a result of such completed examinations or audits have been paid or finally settled.

               (c) No claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (d) No written agreements relating to allocating or sharing of Taxes exist among Seller or the Company.

               (e) Seller is not defined as a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

               Section 3.10. Absence of Litigation. Except as disclosed on
Schedule 3.10 of the Disclosure Letter, neither the Company nor any of its officers, directors or employees in their capacities as such (i) is subject to any outstanding injunctions, judgments, orders or decrees of any Governmental Entity or (ii) is a party to or, to the Knowledge of Seller, threatened to be made a party to, or the subject of, any actions, suits, arbitrations, proceedings, hearings, or investigations of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, where it is reasonably probable that the Company will have a liability in excess of US$100,000 in any individual case (other than any class action lawsuit or class action lawsuit that has not yet been certified, which shall not be subject to such threshold).

               Section 3.11. Tangible Property. The Company has good title to, or a valid lease, license or right to use, the real and other tangible properties and assets used by it in the conduct of its business. Those tangible properties and assets owned by the Company are held free and clear of any Liens other than Permitted Liens. All of the tangible assets owned or leased by, or licensed to, the Company or that the Company has a right to use are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements.
Schedule 3.11 of the Disclosure Letter includes a complete list of each of the real properties leased by the Company or that the Company has a right to use.

               Section 3.12. Material Contracts. Except for agreements and arrangements with retail customers of the Company, including those made or deemed made as a result of a customer's activities on the Company's website, set forth on Schedule 3.12 of the Disclosure Letter is a complete list of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company is a party or by which the Company or any of its assets is bound which (a) involves aggregate payments of more than US$250,000 over any twelve-month period, (b) is with any of the Company's officers, directors, employees, consultants performing professional services related to the core business of the Company or Affiliates, (c) is or could reasonably be expected to be material to the Company or (d) is a confidentiality or standstill agreement, other than agreements entered into in the ordinary course of business containing confidentiality or standstill provisions, which agreements do not otherwise fall within clauses (a) though (c) above (each such agreement in clauses (a) through (d) above, a "Material Contract"). Except as disclosed on
Schedule 3.12 of the Disclosure Letter, the Company is not, nor has the Company or Seller received any notice that the Company is, nor to the Knowledge of Seller is any other party, in material default or breach in any respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default or breach. The Company has made available to Buyer true, correct and complete copies of all of the Material Contracts.

               Section 3.13. Employee Benefit Plans. (a) Seller has made available to Buyer true, correct and complete copies of each material, written "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), each stock option or other equity-based plan, each material, written bonus, incentive, deferred compensation or severance plan or arrangement, and each material, written employee fringe benefit plan or arrangement and a true and accurate description of each material, unwritten employee benefit plan, program policy or arrangement, in each case, which is maintained, contributed to or required to be contributed to by the Company or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c) or (m) of the Code (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of current or former employees of the Company or with respect to which the Company currently has material liability (collectively, "Employee Benefit Plans"). Seller has made available to Buyer, to the extent applicable, with respect to each Employee Benefit Plan, copies of (i) the most recent annual report on Form 5500 filed with the IRS, (ii) the most recent summary plan description, (iii) each currently effective trust agreement, insurance or group annuity contract and other funding arrangement forming part of any Employee Benefit Plan and (iv) IRS determination letter.

               (b) Each Employee Benefit Plan has been administered in form and operation in compliance with its terms and the applicable provisions of ERISA, the Code and other applicable laws, except for any failures to comply that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect on the Company. There are no material investigations by any Governmental Entity or other claims, suits or proceedings pending or, to the Knowledge of Seller, threatened against any Employee Benefit Plan (except routine claims for benefits payable in accordance with the terms of the Employee Benefit Plans).

               (c) No Employee Benefit Plan is (i) subject to Section 412 of the Code or Section 302 of ERISA or (ii) a "multiemployer plan" as defined in
Section 3(37) of ERISA.

               (d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is so qualified and all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter. To the Knowledge of Seller, no event has occurred that would be reasonably likely to result in the disqualification of any such Employee Benefit Plan.

               (e) The Company has not incurred and does not reasonably expect to incur (either directly or indirectly as a result of any indemnification or joint and several liability obligation) any liability under Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, except for (i) any such liability that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liability for contributions to any Employee Benefit Plan that covers employees of the Company and that are not yet due.

               (f) None of the payments contemplated by the Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code).

               (g) The Company has no liability or contingent liability for providing under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits to any employee or former employee other than statutory liability for providing group health plan continuation coverage under
Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state
Law.

               (h) None of the Employee Benefit Plans which are employee welfare benefit plans (as defined in section 3(1) of ERISA) are sponsored by the Company.

               Section 3.14. Labor Matters. (a) The Company is not a party to any collective bargaining agreement with any labor union. To the Knowledge of Seller, as of the date hereof, there are no representation or certification proceedings or petitions seeking a representation or certification proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal involving the employees of the Company.

               (b) Except as set forth on Schedule 3.14 of the Disclosure Letter, there are no material grievances, unfair labor practices or employment discrimination charges, complaints or claims against the Company pending before any Governmental Entity or, to the Knowledge of Seller, threatened against the Company.

               Section 3.15. Intellectual Property. (a) Except as set forth on
Schedule 3.15 of the Disclosure Letter:

                      (i) With respect to each of the Company Intellectual Property Rights, to the Knowledge of Seller, the Company either (x) is the sole and exclusive owner of such Company Intellectual Property Right free and clear of any royalty or other payment obligation or Lien or (y) has sufficient rights to use such Company Intellectual Property Right in the conduct of the business of the Company substantially as such business is currently conducted, under a valid and enforceable license agreement.

                      (ii) (x) The Company Intellectual Property Rights are, to the Knowledge of Seller, valid and enforceable, (y) the Company Intellectual Property Rights and the products and services of the Company do not, to the Knowledge of Seller, infringe on Intellectual Property Rights of any third Person and (z) all material maintenance taxes, annuities and renewal fees have been paid with respect to the Company Intellectual Property Rights owned by the Company, and all other necessary actions to maintain the Company Intellectual Property Rights have been taken through the date hereof.

                      (iii) The Company has taken reasonable steps to protect the Company Intellectual Property Rights and, where applicable, to preserve the confidentiality of the Company Intellectual Property Rights.

                      (iv) The Company has not received any written notice of claim that any of the Company Intellectual Property Rights is expired or is not valid or enforceable in any country or that it infringes upon or conflicts with Intellectual Property Rights of any third Person, and no litigation with respect to any such alleged infringement to which the Company is a party currently exists.

                      (v) During the two-year period immediately preceding the date of this Agreement, the Company has not given any written notice of infringement to any third Person with respect to any of the Company Intellectual Property Rights, nor does Seller have any Knowledge of the infringement by any third Person of any of the Company Intellectual Property Rights.

                      (vi) To the extent customary and appropriate, certificates of registration and renewal, letter patents and copyright registration certificates and all other instruments evidencing ownership of the Company Intellectual Property Rights owned by the Company are, or as of the Closing will be, in the possession or control of the Company.

               (b) The term "Intellectual Property Rights" means all proprietary and other rights, including rights granted under license, in and to the following:

                      (i) trademarks, service marks, trademark registrations, service mark registrations, trade names, trade dress, logos and other designations of origin and applications to register any of the foregoing ("Trademarks");

                      (ii) copyrights, copyright registrations and applications for registration of copyrights;

                      (iii) patents, design patents and utility patents, all applications for grant of any such patents pending as of the date hereof or as of the Closing Date or filed within five years prior to the date hereof, and all reissues, divisions, continuations-in-part and extensions thereof;

                      (iv) computer software, including source code, object code, algorithms, databases, and all related documentation ("Software");

                      (v) technical documentation, trade secrets, designs, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; and

                      (vi) all rights and incidents of interest in and to all non-competition or confidentiality agreements;

in each case including any all applications therefor or registrations, renewals, modifications and extensions thereof.

               (c) The term "Company Intellectual Property Rights" shall mean all Intellectual Property Rights owned or held by the Company and used in the business of the Company as such business is currently conducted.

               Section 3.16. Environmental Matters. There are no material legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on the Company, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Knowledge of Seller, threatened against the Company. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that could reasonably result in the imposition on the Company of any such liability or obligation.

               Section 3.17. Broker-Dealer. The Company is registered as a broker-dealer with the SEC and is a duly qualified member of the NASD. Schedule
3.17 of the Disclosure Letter sets forth a complete list of each jurisdiction in the United States in which the Company is duly qualified or registered as a broker-dealer. Except as set forth on Schedule 3.17 of the Disclosure Letter, the Company is not required to obtain any registration as a broker-dealer, an investment adviser, a commodity trading advisor, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the SEC, the NASD, the Commodity Futures Trading Commission, any clearing agency, or any other securities commission or self-regulatory organization in the United States that has not been obtained or is not in full force and effect, nor has the Company received written notice from the relevant Governmental Entity of any requirement to qualify or register as any of the foregoing in any jurisdiction outside the United States.

               Section 3.18. Insurance. Schedule 3.18 of the Disclosure Letter is a complete list as of the date hereof of all policies of fire, general liability, property and other forms of liability insurance owned, held by or applicable to the Company or its assets or business, and Seller has made available to Buyer accurate and complete copies of all such policies. All such policies are in full force and effect, all premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Schedule 3.18 of the Disclosure

Letter includes an accurate list as of the date hereof of all claims involving a potential loss in excess of US$100,000 that have been made by the Company since December 31, 2000 under the policies listed on Schedule 3.18 of the Disclosure Letter applicable to the Company or any of its assets or properties. Such claim information includes the following information with respect to each accident, loss or other event: (a) the identity of the claimant; (b) the date of the occurrence; (c) the status as of the report date; and (d) the amounts paid or expected to be paid or recovered.

               Section 3.19. Bank Accounts . Schedule 3.19 of the Disclosure Letter is a complete list of the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box.

               Section 3.20. Improper Payments . To the Knowledge of Seller, neither the Company nor any Person acting on its behalf has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful. To the Knowledge of Seller, no contributions have been made by the Company, directly or indirectly, to a domestic or foreign political party or candidate.

               Section 3.21. Brokers. Neither Seller nor the Company has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement, except for Deutsche Banc Alex. Brown, whose fees will be paid by Seller in accordance with Seller's arrangements with such firm.

               Section 3.22. Securities Act. Seller understands and acknowledges that the Buyer Shares have not been registered under the Securities Act and will be subject to certain restrictions and limitations as a result thereof. Seller shall not offer to sell or otherwise dispose of the Buyer Shares so acquired by it in violation of any of the registration requirements of the Securities Act. Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

               Section 3.23. Customer Lists. To the Knowledge of Seller, the Company's customer lists and related data have not been integrated into any database of Seller or any of its Affiliates (other than the Company), and neither Seller nor any of its Affiliates (other than the Company) has solicited any customers to become retail brokerage customers of Seller or any of its Affiliates (other than the Company) using the Company's customer lists or related data.

               Section 3.24. Computer Systems. The computer hardware and Software and related materials used by the Company are in satisfactory operating condition for the Company's uses as the Company's business is currently conducted. Except as set forth in Schedule 3.24 of the Disclosure Letter, to the Knowledge of Seller, the use of such computer hardware and Software and related materials by the Company has not resulted in the termination of any Material Contract or any material reduction in the services provided to the Company, warranties available to the Company or rights of the Company under any Material Contracts.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES REGARDING BUYER

       Buyer represents and warrants to Seller as follows:

               Section 4.01. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business in each jurisdiction in the United States in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer has made available to Seller true and correct copies of the articles of incorporation and by-laws or comparable organizational documents of Buyer, as most recently amended.

               Section 4.02. Authority. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

               Section 4.03. No Impediments. None of the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby does or will (a) conflict with or violate any organizational document of Buyer, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as may be required under the HSR Act, (c) require any consent, waiver or approval or, with or without the giving of notice or lapse of time or both, result in a default or breach (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or any of the assets of Buyer or any of its Subsidiaries may be bound, except for such consents, approvals and authorizations that have been obtained or (d) conflict with or violate any Law applicable to Buyer or any of its Subsidiaries or by which any of the assets of Buyer or any of its Subsidiaries are bound, except in the case of Sections 4.03(b) through 4.03(d) for any such default, breach or right that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

               Section 4.04. Absence of Litigation. Except as disclosed in the Buyer SEC Reports or as set forth in Schedule 4.04 of the Buyer Disclosure Letter, neither Buyer nor any of its Subsidiaries nor any of their officers, directors or employees in their capacities as such (i) is subject to any outstanding injunctions, judgments, orders or decrees of any Governmental Entity or (ii) is a party to or, to the Knowledge of Buyer, threatened to be made a party to, or the subject of, any actions, suits, arbitrations, proceedings, hearings, or investigations of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, where it is reasonably probable that the Company will have a liability in excess of US$5,000,000 in any individual case (other than any class action lawsuit or class action lawsuit that has not been certified, which shall not be subject to such threshold).

               Section 4.05. Securities Act. Buyer understands and acknowledges that neither the Company Shares nor the Company Notes have been registered under the Securities Act and will be subject to certain restrictions and limitations as a result thereof. The Company Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Company Shares so acquired by it in violation of any of the registration requirements of the Securities Act. Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

               Section 4.06. Brokers. Neither Buyer nor any of its Subsidiaries has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement except for Salomon Smith Barney Inc., whose fees will be paid by Buyer in accordance with Buyer's arrangements with such firm.

               Section 4.07. Capitalization of Buyer. (a) The authorized capital stock of Buyer consists of (i) 270,000,000 shares of Buyer Common Stock, (ii) 18,000,000 shares of Class B common stock, par value US$.01 per share (the "Class B Stock"), and (iii) 3,000,000 shares of preferred stock, par value US$1.00 per share (the "Buyer Preferred Stock"). As of the date hereof, (i) 172,921,099 shares of Buyer Common Stock were issued and outstanding; (ii) 16,372,800 shares of Class B Stock were issued and outstanding; and (iii) no shares of Buyer Preferred Stock were issued and outstanding. As of the date hereof, 10,560,000 shares of Buyer Common Stock were reserved for issuance upon exercise of outstanding options issued pursuant to Buyer's 1996 Long-Term Incentive Plan and Buyer's Directors Incentive Plan and 32,772 shares of Buyer Common Stock were issued and held in the treasury of Buyer.

               (b) All of the issued and outstanding shares of capital stock of Buyer are, and when issued in accordance with the terms hereof, the Buyer Shares will be, duly authorized, validly issued, fully paid and non-assessable. Seller will acquire valid and marketable title to the Buyer Shares, free and clear of all Liens or transfer restrictions imposed by or through Buyer, except for restrictions imposed by (i) federal or state securities or "blue sky" laws and
(ii) this Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of Buyer are as set forth in the certificate of incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with their terms and in accordance with applicable Law.

               (c) Except as set forth above, and except for the transactions contemplated by this Agreement (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of Buyer is authorized or outstanding; (ii) Buyer has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Buyer; (iii) Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (iv) except as described in
Schedule 4.07(c)(iv) of the Buyer Disclosure Schedule, there are no agreements, written or oral, between Buyer and any holder of its capital stock or, to the Knowledge of Buyer, among any holders of its capital stock, relating to the acquisition, disposition or voting of the capital stock of Buyer. No Person is entitled to (i) any preemptive right, right of first refusal or similar right granted by Buyer with respect to the issuance of any capital stock of Buyer. Except as described in Schedule 4.07 of the Buyer Disclosure Letter and except as provided in the Registration Rights Agreement, no Person has been granted rights by Buyer with respect to the registration of any capital stock of Buyer under the Securities Act. All of the issued and outstanding shares of Buyer's capital stock have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

               Section 4.08. SEC Reports; Financial Statements; No Undisclosed Liabilities. (a) Except as described in Schedule 4.08(a) of the Buyer Disclosure Letter. Buyer has timely filed all required forms, reports and documents with the SEC since January 1, 1999, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, each as in effect on the dates such forms, reports and documents were filed. No Subsidiary of Buyer has filed, or is required to file, any form, report or other document with the SEC. Buyer has heretofore made available to Parent, in the form filed with the SEC, (i) its annual reports on Form 10-K for each of the fiscal years ended September 30, 1998, 1999 and 2000; (ii) all definitive proxy statements relating to Buyer's meetings of stockholders (whether annual or special) held since January 1, 1999; and (iii) all other reports or registration statements filed by Buyer with the SEC since January 1, 1999 and prior to the date hereof (the "Buyer SEC Reports"). None of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The audited and unaudited consolidated financial statements of Buyer included (or incorporated by reference) in the Buyer SEC Reports were prepared in accordance with GAAP applied on a consistent basis (except as may be set forth in the notes thereto), and fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates indicated and their consolidated results of operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to the absence of notes and to normal year-end adjustments that will not be material in amount). The financial statements are in accordance with the books and records of Buyer and its consolidated Subsidiaries. Except as disclosed in Schedule 4.08(b) of the Buyer Disclosure Letter, Buyer has not incurred any material liabilities since June 30, 2001 that would be required to be reflected on or reserved against on a balance sheet prepared in accordance with GAAP, except for trade payables, accrued expenses and other liabilities incurred in the ordinary course of business.

               Section 4.09. Absence of Material Adverse Change. Since June 30, 2001, Buyer has not experienced or suffered any change, occurrence or event that has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

               Section 4.10. Permits; Compliance. Buyer and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity legally necessary for them to carry on their business as it is now being conducted in the United States (the "Buyer Permits"), and no suspension or cancellation of any of the Buyer Permits is pending or, to the Knowledge of Buyer, threatened. Buyer and its Subsidiaries are not in conflict with, or in default or violation of, nor, with the giving of notice or lapse of time or both, would Buyer or any of its Subsidiaries be in conflict with, or in default or violation of, (a) any Law applicable to Buyer or any of its Subsidiaries or by which any property or asset of Buyer or any of its Subsidiaries is bound, except, in each case, for any conflict, default or violation that would not, individually or in the aggregate, have a Buyer Material Adverse Effect or (b) any of the Buyer Permits.

                                    ARTICLE V

                  COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

               Section 5.01. Conduct of Business by the Company. Until the Closing, as consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed), as disclosed in the Disclosure Letter or as required by applicable Law, Seller shall cause the business of the Company to be conducted in the ordinary course, and Seller shall not permit the Company to:

               (a) amend its certificate of incorporation, by-laws or other comparable organizational documents;

               (b) declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock;

               (c) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

               (d) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

               (e) acquire or lease any assets material to the Company;

               (f) sell, lease, license, mortgage or otherwise subject to any Lien or dispose of any of its properties or assets that are material to the Company;

               (g) incur or assume any Debt, other than indemnities and performance bonds in the ordinary course and consistent with past practice;

               (h) enter into any contract which would be a Material Contract, or modify, amend or terminate any Material Contract or waive, release, cancel or assign any material rights or claims thereunder, including the waiver, release, cancellation or assignment of any material Debt owing to the Company or the prepayment of any principal or interest on any Debt;

               (i) make any material change to its accounting systems, methods, policies, principles or practices, except as may be required by GAAP;

               (j) except as required by the terms and provisions of written contracts between the Company, on the one hand, and an employee, on the other hand, as in existence on the date of this Agreement or to comply with any applicable Law, (i) adopt or amend any Employee Benefit Plan or (ii) materially increase in any manner the aggregate compensation or benefits (including commissions) of any officer, director, employee or independent contractor of the Company other than, in the case of clause (ii), increases in compensation granted to employees who are not officers or directors of the Company in the ordinary course of business consistent with past practice;

               (k) engage in any transactions with any of its Affiliates other than on an arm's-length basis;

               (l) fail to comply with the minimum net capital requirements as set forth in Rule 15c3-1 promulgated under the Exchange Act; or

               (m) authorize, or commit or agree to take, any of the foregoing actions.

               Section 5.02. Access to Information. Subject to any applicable legal restrictions, Seller shall, and shall cause the Company to, upon reasonable notice during normal business hours during the period prior to the Closing, afford to Buyer and its accountants, counsel and other representatives reasonable access to all of the personnel, properties, books, contracts, commitments, Tax Returns and records of the Company, shall furnish promptly to Buyer any information concerning the Company as Buyer may reasonably request and shall assist Buyer in communicating with Persons having business relationships, agreements and arrangements with the Company regarding the transaction contemplated by this Agreement; provided that such access does not unreasonably disrupt the normal operations of the Company.

               Section 5.03. Confidentiality. Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company, as the case may be; provided that Buyer acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing and the terms of the Confidentiality Agreement shall, insofar as is necessary, be modified accordingly hereby.

               Section 5.04. Maintenance of Records. From and after the Closing, Buyer agrees (a) to hold all of the books and records of the Company existing on the Closing Date and not to destroy or dispose of any thereof for a period of three years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 60 calendar days prior to such destruction or disposition to surrender them to Seller, and (b) to afford Seller, its accountants and legal counsel, during normal business hours, upon reasonable request, at any time, full access to such books and records and to the employees of the Company to the extent that such access may be requested for any legitimate purpose related to the Company at no cost to Seller (other than for reasonable out-of-pocket expenses of the Company). From and after the Closing, Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 5.04 with respect to any books, records and employees of Seller pertaining to the business of the Company.

               Section 5.05. Commercially Reasonable Efforts; Obtaining Consents; Further Action. (a) Each of the parties hereto agrees to use its commercially reasonable efforts to take, and to cause its officers, employees, representatives, advisors and agents to take, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain promptly all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements, (ii) to make promptly all filings and obtain promptly all necessary consents, approvals and authorizations as are required to be obtained under any Law, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement,
(v) to effect promptly all necessary registrations and other filings and submissions of information requested by Governmental Entities in connection with this Agreement and the transactions contemplated hereby and (vi) to cause and facilitate the prompt satisfaction of all conditions in Article VI.

               (b) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Entity, including:

                      (i) cooperating with each other in connection with filings under the HSR Act or any other antitrust or competition Laws;

                      (ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the HSR Act or any other antitrust or competition Laws in connection with the transactions contemplated by this Agreement;

                      (iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement;

                      (iv) not agreeing to participate in any meeting or discussion with any Governmental Entity in connection with proceedings under or relating to the HSR Act or any other antitrust or competition Laws unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and

                      (v) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust or competition Laws.

               (c) If any party or any Affiliate thereof receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request.

               (d) At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

               Section 5.06. Parent Contracts. (a) Until the Closing, Buyer shall use its commercially reasonable efforts to cause the Company, Buyer or one or more of Buyer's Subsidiaries to assume as of the Closing, or be substituted as of the Closing in all respects for Seller or any of its Subsidiaries (other than the Company) in respect of, all obligations of Seller or any such Subsidiary (and to obtain a complete release of Seller or such Subsidiary from all such obligations) under each of the agreements, guarantees, letters of credit, letters of comfort and other arrangements obtained, provided or entered into by Seller or any of such Subsidiaries for the benefit of the business of the Company, which agreements, guarantees, letters of credit, letters of comfort and arrangements are set forth on Schedule 5.06 of the Disclosure Letter and which shall include amendments, additions, replacements, deletions and substitutions thereof consistent with the current extent of such obligations from the date hereof until the Closing Date (the "Parent Contracts").

               (b) Until the Closing, Seller shall use its commercially reasonable efforts to cause one or more of the Company, Buyer or one or more of Buyer's Subsidiaries to be assigned as of the Closing the rights of Seller and each of its Subsidiaries (other than the Company) in respect of the Parent Contracts.

               (c) If any Parent Contract is not assumed, replaced or assigned in accordance with Sections 5.06(a) and (b) as of the Closing, then, to the extent reasonably practicable, the parties shall use commercially reasonable efforts to enter into an alternative, lawful arrangement under which Buyer, the Company or one or more of Buyer's Subsidiaries shall have the benefit (and assume the related obligations) of such Parent Contract from and after the Closing as if such Parent Contract had been so assumed, replaced or assigned.

               Section 5.07. Corporate Name. From and after the Closing Date, Seller and its Subsidiaries (other than the Company) shall own and retain the sole, absolute and exclusive proprietary right, title and interest (including Intellectual Property Rights) in and to (including the right to license or sell to third-parties) all (i) Trademarks incorporating "National Discount Brokers," "NDB" or "NDB.com," whether alone or in combination with any other Trademark, including any corporate design logos associated with "National Discount Brokers," "NDB" or "NDB.com," and (ii) domain names incorporating "National Discount Brokers," "NDB" or "NDB.com," whether alone or in combination with any other words or characters (collectively, "NDB Names"), and no rights related thereto or associated therewith or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection with the transactions contemplated by this Agreement; provided that Seller hereby grants to Buyer and its Subsidiaries a royalty-free license to use (i) the NDB Names for a period of six months after the Closing Date and (ii) (A) Trademarks incorporating "NDB.com," whether alone or in combination with any other Trademark, including any corporate design logos associated with "NDB.com," and (B) domain names incorporating "NDB.com," whether alone or in combination with any other words or characters, in each of cases (A) and (B) for an additional period of six months after the initial period of six months after the Closing Date, in each of cases
(i) and (ii) for the limited purpose of notifying customers or any third Person of the consummation of the transactions contemplated hereby and facilitating the transition of the business of the Company from Seller to Buyer. The parties shall cause the Company to change its corporate name, effective on the Closing Date, to the extent necessary to discontinue the inclusion of "National Discount Brokers" in its corporate name.

               Section 5.08. Certain Insurance Matters. (a) Buyer acknowledges and agrees that the interest of the Company as insureds or beneficiaries or in any other capacity under insurance policies and programs of Seller or any of its Subsidiaries (other than the Company) shall terminate effective as of the Closing Date.

               (b) From and after the Closing Date, neither Buyer nor any of its Affiliates shall have any liability for workers compensation claims with respect to the Company either (i) in existence on the Closing Date or (ii) arising from any event or circumstance taking place or existing prior to or on the Closing Date. Seller shall fully indemnify Buyer and its Affiliates with respect to any liability, claim, damage or expense of any kind whatsoever arising out of or relating to any workers' compensation claim retained by Seller hereunder.

               Section 5.09. Notifications. Until the Closing, each party shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI becoming incapable of being satisfied. Such notifications shall be treated by Buyer in accordance with the confidentiality restrictions set forth in the Confidentiality Agreement.

               Section 5.10. Public Announcements; Customer Communications. (a) Except as may otherwise be required by applicable Law, prior to the Closing, the parties will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making, or permitting any agent or Affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

               (b) Immediately after the date of this Agreement, Seller and Buyer shall jointly prepare, and Seller shall deliver to all customers of the Company, a communication regarding the acquisition of the Company by Buyer in accordance with the terms of this Agreement and the consequences of such transaction to such customers. Except as may otherwise be required by applicable Law, prior to the Closing, Seller shall not, and shall not permit any agent or Affiliate to, send any other communication to any customer of the Company regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer.

               Section 5.11. Consents Not Obtained by Closing. Without prejudice to Section 5.05, if Seller has not obtained by Closing any consent, release or waiver, or has not given any notice, required by any license, concession, permit, contract or lease binding upon Seller or any of its Subsidiaries as a condition precedent to the change of direct or indirect ownership of the Company, then, to the extent reasonably practicable, the parties shall use commercially reasonable efforts to enter into an alternative, lawful arrangement under which Buyer shall have the benefit (and assume the related obligations) from and after Closing of such change of ownership.

               Section 5.12. Information. Each of Seller and Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning the Company and the Company Shares or Buyer and the Buyer Shares, as the case may be, and the transactions contemplated by this Agreement, (b) has been furnished with or given adequate access to information, as it has requested, about the Company and the Company Shares or Buyer and the Buyer Shares, as the case may be, and the transactions contemplated by this Agreement, (c) has had independent legal, financial and technical advice relating to the Company and the Company Shares or Buyer and the Buyer Shares, as the case may be, this Agreement and the transactions contemplated by this Agreement and (d) waives and shall not assert, and shall cause its Affiliates to waive and not assert, any and all claims against Seller, or Buyer, as the case may be, any Affiliates of Seller or Buyer, as the case may be, or any of the respective directors, officers, advisors, agents or employees of Seller or Buyer, as the case may be, and its Affiliates in connection with any inaccuracies, misstatements or omissions with respect to information furnished by any such Persons in connection with this Agreement or the transactions contemplated hereby, including claims with respect to all projections, forecasts, plans and budgets furnished to Buyer or Seller, as the case may be, but excluding claims asserted in accordance with Articles VIII.

               Section 5.13. Intra-Group Agreements. Except for the agreements listed on Schedule 5.13 of the Disclosure Letter or as otherwise provided in this Agreement, all agreements between the Company, on the one side, and Seller or any of its Affiliates, on the other side, shall be terminated effective as of the Closing Date and no further rights or obligations of any party shall continue thereunder (except, in the case of liabilities accrued prior to the Closing, for the obligation to pay such amounts due). Except as may be expressly set forth in any such agreement, all rights of the Company as a member of a consolidated group with, or as a Subsidiary of, Seller or any of its other Affiliates, or otherwise, under any contract between Seller or any of its Affiliates (other than the Company) and any third party for goods, services or otherwise shall terminate effective as of the Closing Date.

               Section 5.14. Certain Employee Matters. (a) Within 10 Business Days following the date of this Agreement, Buyer shall deliver to Seller a list of employees of the Company selected by Buyer (together with the Management Employees, the "Identified Employees"). All other individuals who, as of the Closing Date, are employed by the Company, whether or not actively at work on the Closing Date, shall be referred to herein as the "Continued Employees."

               (b) Prior to the Closing, Seller shall cause the employment of the Identified Employees with the Company to terminate (including by transferring the employment of any such Identified Employee selected by Seller to employment with Seller or any Affiliate of Seller other than the Company) effective no later than the Closing. Seller shall pay or reimburse the Company or cause the Company to be reimbursed for any amounts paid or required to be paid by the Company in satisfaction of any and all obligations to or with respect to such Identified Employees as a result of their termination of employment with the Company or transfer to other employment with Seller and its Affiliates, including any severance compensation or benefits or retention payments that are payable to the Identified Employees in connection with such terminations or transfers pursuant to the Employee Benefit Plans or any individual employment or retention bonus agreement between any Identified Employee and the Company or Seller. From and after the Closing Date, Seller shall be responsible for any and all liabilities and obligations (i) to the Management Employees under the employment letter agreements, each dated October 16, 2000, between each such Management Employee and Seller and (ii) to the Identified Employees, the Continued Employees and all other former employees of the Company or its Subsidiaries under or pursuant to the Deutsche Bank Share Scheme or any other equity-based program or arrangement relating to any Deutsche Bank equity securities or any award granted to any such employee thereunder or with respect to such Deutsche Bank equity securities.

               (c) From and after the Closing Date, Buyer shall, or shall cause the Company to, assume, honor, pay and perform all of the liabilities and obligations of Seller and the Company in respect of the Continued Employees under each of the retention agreements between any such Continued Employee and the Company or Seller as in effect on the date hereof (other than obligations described in Section 5.14(b)).

               (d) Effective as of the Closing, Seller shall cause the Company to withdraw from and cease to be a participating employer in each Employee Benefit Plan and the Continued Employees shall cease to actively participate in all of the Employee Benefit Plans as of the Closing Date.

               (e) From and after the Closing, Buyer shall provide pension, savings and welfare benefits to the Continued Employees on the same basis as it provides such benefits to similarly situated employees of Buyer under the Buyer Benefit Plans. From and after the Closing, Buyer shall cause all service of the Continued Employees completed with the Company to be recognized for all purposes under the Buyer Benefit Plans in which any Continued Employee is or will be eligible to participate (with such eligibility determined taking into account such service), other than for purposes of determining benefit accrual under any Buyer Benefit Plan that is a defined benefit plan, provided that in no event shall any such service be required to be recognized under a Buyer Benefit Plan to the extent it will result in the duplication of benefits for the same period of service. From and after the Closing, Buyer shall cause each Buyer Benefit Plan in which any Continued Employee is or becomes eligible to participate that is a medical, dental, other health, life, disability or other welfare plan to: (x) waive any exclusions for pre-existing conditions under such Buyer Benefit Plan that would result in a lack of coverage for any condition for which the applicable Continued Employee would have been entitled to coverage under the corresponding Employee Benefit Plan in which such Continued Employee was a participant immediately prior to his commencement of participation in such Buyer Benefit Plan; (y) waive any waiting period or medical examination requirement applicable to any Continued Employee under any such Buyer Benefit Plan to the extent satisfied under a corresponding Employee Benefit Plan in which such Continued Employee was a participant immediately prior to the Closing; and (z) provide each Continued Employee with credit for any co-payments, out-of-pocket expenses and deductibles paid by such Continued Employee in the calendar year under an Employee Benefit Plan and prior to the date such employee commences participation in a corresponding Buyer Benefit Plan in satisfying any applicable co-payments, out-of-pocket expenses and deductible requirements under such Buyer Benefit Plan for the applicable calendar year.

               Section 5.15. 90 Hudson Real Estate Lease. (a) As of the Closing, Seller shall assign, and Buyer shall assume the real estate lease agreement between 90 Hudson Street L.L.C. and Seller (the "Hudson Lease"). To this end, Seller and Buyer shall enter into an assignment and assumption agreement in form and substance reasonably satisfactory to Seller and Buyer relating to all rights, claims, obligations and liabilities of Seller under the Hudson Lease. The parties agree that no consideration is being paid for the assignment of the Hudson Lease.

               (b) Seller and Buyer shall use their commercially reasonable efforts to obtain the consent from 90 Hudson Street L.L.C to such assignment and assumption agreement (and to obtain at the request of Seller, a complete release of Seller from all obligations under the Hudson Lease), together with a certificate of estoppel, in form and substance reasonably satisfactory to Seller and Buyer.

               (c) In the event that 90 Hudson Street L.L.C. refuses to consent to the assignment and assumption agreement referred to in this Section 5.15, Buyer shall, to the extent legally possible, as Seller's representative but for its own account, complete, fulfill and discharge all of Seller's rights and obligations under the Hudson Lease and, failing that, Seller shall administer the Hudson Lease in its own name but for the account of Buyer. With respect to all rights and obligations, and the performance under the Hudson Lease, that is being administered by Buyer as Seller's agent, or by Seller for the account of Buyer, Seller and Buyer shall treat each other as if the assignment and assumption of the Hudson Lease had actually occurred effective as of the Closing Date. Seller agrees that it shall pay and be responsible, and neither Buyer nor any of its Affiliates shall have any liability, for any costs, expenses or liabilities arising from or in connection with any default that may be alleged by 90 Hudson Street L.L.C. under the Hudson Lease as a result of any arrangement entered into pursuant to this Section 5.15(c); provided, however, that the amount of rental payments and other ordinary payments owing under the Hudson Lease and any costs, liabilities and expenses resulting from Buyer's conduct while occupying the premises shall be for the account of Buyer.

               Section 5.16. Intra-Group Payables and Receivables. Prior to or as of the Closing, the Company shall pay, repay or prepay all amounts owing or payable to Seller or any of its other Affiliates (the "Intra-Group Payables"), excluding the Company Notes and accrued interest thereon, and Seller shall and cause its other Affiliates to pay, repay or prepay all amounts owing or payable to the Company (the "Intra-Group Receivables").

               Section 5.17. Registration Rights Agreement. As of the Closing, Seller and Buyer shall enter into a registration rights agreement (the "Registration Rights Agreement") relating to the offer and sale of the Buyer Shares in the form attached hereto as Exhibit A.

                                   ARTICLE VI

                                   CONDITIONS

               Section 6.01. Conditions Precedent to Closing Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered by Buyer to Seller):

               (a) (i) the representations and warranties of Seller contained in
Article III shall have been accurate in all material respects as of the date hereof or, in the case of such representations and warranties that, by their terms, are made as of a date specified therein, shall have been accurate in all material respects as of such date, and (ii) except for any inaccuracy that has not caused and is not reasonably likely to cause a Material Adverse Effect on the Company, the representations and warranties of Seller contained in Article III (without giving effect to any exception for "Material Adverse Effect" or other qualifier using the term "material" or any variation thereof) either (A) shall be accurate as of the Closing Date as though restated on and as of such date or (B) in the case of such representations and warranties that, by their terms, are made as of a date specified therein, shall be accurate as of such date;

               (b) Seller shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing;

               (c) Seller shall have delivered to Buyer a certificate dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Seller on behalf of Seller, certifying as to compliance with Sections
6.01 (a) and (b);

               (d) no action or proceeding by any Governmental Entity shall have been instituted or threatened which enjoins or prohibits, or would be reasonably expected to enjoin or prohibit, any provision of this Agreement or the consummation of the transactions contemplated hereby, and no action or proceeding by any other Person shall have been instituted that has resulted in any order or injunction that prohibits or enjoins any provision of this Agreement or the transactions contemplated hereby;

               (e) no Law shall be in effect that prohibits or declares illegal the transactions contemplated by this Agreement; and

               (f) all material consents, waivers, approvals, authorizations, exemptions, registrations, licenses, declarations or filings from or with a Governmental Entity, the receipt or making of which is required for the consummation of the transactions contemplated by this Agreement, and each of the consents from non-governmental third-parties listed on Schedule 3.03 of the Disclosure Letter and designated with an asterisk shall have been obtained or made, and all waiting periods specified under applicable Law and all extensions thereof, the passing of which is necessary for such consummation, shall have passed;

               (g) all Intra-Group Receivables shall have been paid;

               (h) Cleary, Gottlieb, Steen & Hamilton shall have delivered to Buyer a legal opinion substantially in the form attached hereto as Exhibit B.

               Section 6.02. Conditions Precedent to Closing Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered by Seller to Buyer):

               (a) (i) the representations and warranties of Buyer contained in
Article IV shall have been accurate in all material respects as of the date hereof or, in the case of such representations and warranties that, by their terms, are made as of a date specified therein, shall have been accurate in all material respects as of such date, and (ii) except for any inaccuracy that has not caused and is not reasonably likely to cause a Buyer Material Adverse Effect, the representations and warranties of Buyer contained in Article IV (without giving effect to any exception for "Material Adverse Effect" or other qualifier using the term "material" or any variation thereof) either (A) shall be accurate as of the Closing Date as though restated on and as of such date or
(B) in the case of such representations and warranties that, by their terms, are made as of a date specified therein, shall be accurate as of such date;

               (b) Buyer shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing;

               (c) Buyer shall have delivered to Seller a certificate dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer on behalf of Buyer, certifying as to compliance with Sections
6.02 (a) and (b);

               (d) no action or proceeding by any Governmental Entity shall have been instituted or threatened which enjoins or prohibits, or would be reasonably expected to enjoin or prohibit, any provision of this Agreement or the consummation of the transactions contemplated hereby, and no action or proceeding by any other Person shall have been instituted that has resulted in any order or injunction that prohibits or enjoins any provision of this Agreement or the transactions contemplated hereby;

               (e) no Law shall be in effect that prohibits or declares illegal the transactions contemplated by this Agreement;

               (f) all material consents, waivers, approvals, authorizations, exemptions, registrations, licenses, declarations or filings from or with a Governmental Entity, the receipt or making of which is required for the consummation of the transactions contemplated by this Agreement, and each of the consents from non-governmental third-parties listed on Schedule 3.03 of the Disclosure Letter and designated with an asterisk shall have been obtained or made, and all waiting periods specified under applicable Law and all extensions thereof, the passing of which is necessary for such consummation, shall have passed;

               (g) the consent of 90 Hudson Street L.L.C. to the assignment and assumption agreement between Seller and Buyer pursuant to Section 5.15, together with a certificate of estoppel executed by 90 Hudson Street L.L.C., shall have been obtained or, in the absence thereof, Buyer and Seller shall have entered into an arrangement pursuant to Section 5.15(c), in form and substance reasonably satisfactory to Seller;

               (h) all Intra-Group Payables shall have been paid;

               (i) Buyer shall have executed and delivered to Seller the Registration Rights Agreement;

               (j) the Buyer Shares issuable to Seller pursuant to this Agreement shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance; and

               (k) Mayer, Brown & Platt shall have delivered to Seller a legal opinion substantially in the form attached hereto as Exhibit C.

                                   ARTICLE VII

                          TERMINATION; FAILURE TO CLOSE

               Section 7.01. Termination. This Agreement may be terminated before the Closing:

               (a) by mutual written consent of Seller and Buyer;

               (b) by either party upon written notice of termination to the other party, if Closing has not occurred by the close of business on the 90(th) day after the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to a party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to such date; or

               (c) by Buyer or Seller, if any condition set forth in Section
6.01 or 6.02, as the case may be, to such party's Closing obligations shall become incapable of being satisfied by the date set forth in Section 7.01(b) and is not waived, provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to any party that has not used the efforts required by this Agreement to cause such condition to be satisfied.

               Section 7.02. Effect of Termination. If this Agreement is terminated in accordance with Section 7.01, then this Agreement shall become null and void and of no further force or effect except for Sections 5.03, 5.10,
5.12 and Articles VII and XI which shall survive such termination. In addition, the Confidentiality Agreement and all claims arising thereunder shall survive any termination of this Agreement. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                                  ARTICLE VIII

                                   TAX MATTERS

               Section 8.01. Tax Indemnification. (a) Seller shall indemnify and hold Buyer and the Company (each, a "Tax Indemnitee") harmless from and against any and all Taxes imposed on the Company in respect of their income, business, property or operations or for which the Company may otherwise be liable for any period ending prior to or on the Closing Date, including any Short Period or Interim Period; provided that no indemnity shall be provided under this Section 8.01(a) in connection with any Taxes resulting from any transaction involving the Company that occurs after the Closing (including on the Closing Date) that is not contemplated by this Agreement. Seller shall also indemnify and hold Buyer harmless from any Taxes of any Person (other than the Company) under Treasury Regulations ss. 1.1502-6 (or any similar provision under any Law), as transferee or successor, by contract, or otherwise to the extent such Taxes are attributable to the ownership of Buyer by Seller (a payment made by Seller pursuant to this Section 8.01(a) is referred to herein as a "Tax Indemnity Payment").

               (b) Buyer shall indemnify and hold Seller harmless from and against any and all Taxes resulting from any transaction involving the Company that occurs after the Closing (including on the Closing Date) that is not contemplated by this Agreement.

               Section 8.02. Apportionment of Taxes. (a) In order to appropriately apportion any Taxes relating to a period that includes the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company (a "Short Period"), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement.

               (b) In any case where applicable law does not permit the Company to treat the Closing Date as the last day of a Short Period, then, for purposes of this Agreement, the portion of each Tax that is attributable to the operations of the Company for the period that would have qualified as a Short Period if such election had been permitted by applicable law (an "Interim Period") shall be (i) in the case of a Tax that is not based on net income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

               Section 8.03. Refunds and Tax Benefits. (a) Buyer shall promptly pay to Seller an amount equal to any refund or credit (including any interest paid or credited with respect thereto) received by a Tax Indemnitee (i) relating to taxable periods ending on or before the Closing Date or (ii) attributable to Taxes that gave rise to a Tax Indemnity Payment. Buyer shall, if requested by Seller (and at Seller's expense), cause the relevant entity to file for and obtain any refund or credit that would give rise to a payment under this Section 8.03(a). Buyer shall permit Seller to control the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such person as Seller shall designate to represent such entity with respect to such refund claim; provided that Seller shall not be entitled to prosecute any refund claim that would be materially adverse to Buyer without Buyer's prior written consent.

               (b) Any amount otherwise payable by Seller under this Article VIII shall be reduced by any Tax benefit that a Tax Indemnitee would not have otherwise been entitled to but for the Tax or circumstances that gave rise to Seller making a Tax Indemnity Payment. If a Tax benefit is realized by a Tax Indemnitee after the payment of a Tax Indemnity Payment then such Tax Indemnitee shall pay an amount to Seller equal to the Tax benefit realized (including by way of a reduction in any estimated Tax payments).

               Section 8.04. Transfer Tax and Other Closing Expenses. Buyer shall pay directly, or reimburse Seller promptly upon demand and delivery of proof of payment for, all excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges, if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby. All other expenses of Closing will be paid by the party incurring such expense.

               Section 8.05. Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, Tax Claims will be governed exclusively by this
Article VIII.

               Section 8.06. Contests. If any claim for Tax is asserted in a Contest against any Tax Indemnitee that would result in the indemnification of any such Tax Indemnitee by Seller pursuant to this Article VIII, then the following provisions of this Section 8.06 will apply to the handling of such claim. For purposes of this Agreement, "Contest" means any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company. Unless Buyer has previously received written notice from Seller of the existence of such Contest, Buyer shall give written notice to Seller of the existence of any Contest relating to a Tax matter that is or may be Seller's responsibility under this Article VIII within 10 days after the receipt by Buyer of any written notice of such Contest. Each party shall, at no cost to the other party, cooperate with the other party hereto and the other party's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. Seller shall, at its election, have the right to represent the interests of the Company in any Contest relating to a Tax matter for which Seller may be required to make a Tax Indemnity

Payment, to employ counsel of Seller's choice at the expense of Seller and to control the conduct of such Contest, including settlement or other disposition thereof; provided that any settlement that would be materially adverse to Buyer requires Buyer's prior written consent.

               Section 8.07. Tax Returns. (a) Seller shall be responsible for filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by Law (i) to be filed by (or on behalf
of) the Company on or prior to the Closing Date and (ii) which include the Company in a consolidated Tax Return with Seller. Seller agrees that (i) such Tax Returns will accurately set forth in all material respects, all items relating to the business activities of the Company to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax Laws, regulations or rules and (ii) all Taxes shown to be payable on such Tax Returns shall be paid or will be paid by Seller as and when required by Law.

               (b) Buyer shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by Law to be filed by the Company after the Closing Date other than consolidated Tax Returns which include both the Company and Seller, it being understood that all Taxes indicated as due and payable on such returns shall be the responsibility of Buyer except for such Taxes which are the responsibility of Seller pursuant to this Article VIII which Seller shall pay (as and when required by law). Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law.

               Section 8.08. After Closing. After the Closing, the parties shall, and shall cause their Subsidiaries to, make available to the other during normal business hours, as reasonably requested, and to any Tax authority, all information, records and documents relating to the liability or potential liability of the Company for Taxes for all periods prior to or including the Closing Date and will preserve such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

               Section 8.09. Survival. All obligations under this Article VIII shall survive the Closing hereunder and continue until 30 days following the expiration of the applicable statute of limitations on assessment of the relevant Tax. Notwithstanding the foregoing, Seller shall not be responsible for any claim for indemnification unless Buyer shall have, prior to the expiration of the relevant statute of limitations, advised Seller in writing of the facts that constitute or may give rise to an alleged claim for indemnification under this Article VIII (such claim, a "Tax Claim"), specifying in reasonable detail the basis under this Agreement for such claim.

               Section 8.10. Characterization as Purchase Price Adjustment. All amounts paid pursuant to this Article VIII and Article IX by one party to another party shall be treated by such parties as an adjustment of the Purchase Price.

               Section 8.11. Absence of Withholding Tax Liability. Seller shall deliver to Buyer a certificate complying with the Code and Treasury Regulations, in form and substance satisfactory to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under section 1445 of the Code.

               Section 8.12. Section 338(h)(10) Election. Seller and Buyer shall effect the timely filing of a completed Form 8023 and shall take such other steps, including those required by Form 8023 and Treasury Regulation Section 1.338(h)(10)-1, as may be necessary to make an effective election pursuant to
Section 338(h)(10) of the Code. Buyer and Seller shall mutually prepare Form 8594 pursuant to Temporary Treasury Regulation Section 1.1060-1T or shall take such other action required pursuant to the Treasury Regulations under Section 338(h)(10) of the Code to report the allocation of the Purchase Price (the "Purchase Price Allocation"). Neither Seller nor Buyer shall, nor shall permit any of their Affiliates to, file any Tax Return, or take any position with a Tax authority, that is inconsistent with the Purchase Price Allocation.

                                   ARTICLE IX

                                 INDEMNIFICATION

               Section 9.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of one year from the Closing Date.

               Section 9.02. Indemnification by Seller. Subject to the provisions of Section 9.04, Seller agrees to indemnify each of the Buyer Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

               (a) any breach of or any inaccuracy in any representation or warranty of Seller contained in Article III made as of the date hereof or as though restated on and as of the Closing Date (in each case without giving effect to any exception for "Material Adverse Effect" or other qualifier using the term "material" or any variation thereof in such representation or warranty); provided that in the case of all representations and warranties a notice of the Purchaser Indemnified Party's claim shall have been given to Seller not later than the close of business within one year of the Closing Date; or

               (b) any breach of or failure by Seller to perform any agreement, covenant or obligation of Seller contained in this Agreement or any document delivered by Seller to Buyer at the Closing.

               Section 9.03. Indemnification by Buyer. Subject to the provisions of Section 9.04, Buyer agrees to indemnify each Seller Indemnified Party against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

               (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser contained in Article IV made as of the date hereof or as though restated on and as of the Closing Date (in each case without giving effect to any exception for "Material Adverse Effect" or other qualifier using the term "material" or any variation thereof in such representation or warranty); provided that in the case of all representations and warranties, a notice of the Seller Indemnified Party's claim shall have been given to Buyer not later than the close of business within one year of the Closing Date; or

               (b) any breach of or failure by Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any document delivered by Buyer to Seller at the Closing.

               Section 9.04. Limitations on Indemnification. (a) Seller shall have no liability pursuant to Section 9.02(a) for any Losses incurred or suffered by the Buyer Indemnified Parties unless and until the aggregate amount of all such Losses exceeds US$2,000,000, after which time the Buyer Indemnified Parties shall be entitled to recover only those Losses that exceed US$2,000,000, and in no event shall Seller have any liability pursuant to Section 9.02(a) for any Losses incurred or suffered by the Buyer Indemnified Parties in excess of US$46,200,000 in the aggregate; provided further that this Section 9.04(a) shall not apply to any intentional or fraudulent breach of or inaccuracy in any representation or warranty.

               (b) Buyer shall have no liability pursuant to Section 9.03(a) for any Losses incurred or suffered by the Seller Indemnified Parties unless and until the aggregate amount of all such Losses exceeds US$2,000,000, after which time the Seller Indemnified Parties shall be entitled to recover only those Losses that exceed US$2,000,000, and in no event shall Buyer have any liability pursuant to Section 9.03(a) for any Losses incurred or suffered by the Seller Indemnified Parties in excess of US$46,200,000 in the aggregate; provided further that this Section 9.04(b) shall not apply to any intentional or fraudulent breach of or inaccuracy in any representation or warranty.

               (c) The amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person or any of its Affiliates with respect to such Losses and (ii) any recoveries obtained by the Indemnified Person or any of its Affiliates from any third Persons with respect to such Losses; provided that the obligation of any Indemnifying Person to make any payment to an Indemnified Person shall not be stayed or delayed pending any determination as to whether an insurance carrier will make any payment with respect to all or part of any Losses or whether the Indemnified Person or any of its Affiliates will recover from any third Person with respect to all or part of any Losses. If any such proceeds or recoveries are received by an Indemnified Person or any of its Affiliates with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person or such Affiliate shall pay to the Indemnifying Person the amount of such proceeds or recoveries (up to the amount of the Indemnifying Person's payment).

               Section 9.05. Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 9.06, the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the amount (to the extent then determinable) that, subject to Section 9.04, the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

               Section 9.06. Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 9.02 or 9.03 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable, subject to Section 9.04, for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume control of the defense thereof; provided that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

               Section 9.07. Settlement. (a) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any claim, suit, action or proceeding of the kind referred to in Section 9.06 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. If the defense of such claim, suit, action or proceeding is not assumed by the Indemnifying Person, the Indemnifying Person will not be subject to any liability for any settlement or compromise made without its consent, but such consent may not be unreasonably withheld; provided that it shall not be unreasonable for an Indemnifying Person to withhold its consent to any settlement or compromise involving the imposition of equitable remedies or involving the imposition of any material obligations on the Indemnifying Person other than monetary obligations for which the Indemnified Person will be indemnified hereunder. If the Indemnifying Person assumes the defense of such claim, suit, action or proceeding, the Indemnifying Person shall have the right to enter into a settlement or compromise of such claim, suit, action or proceeding without the consent of the Indemnified Person; provided that the Indemnifying Person shall be required to obtain such consent if the settlement or compromise involves the imposition of equitable remedies or involves the imposition of any material obligations on the Indemnified Person other than monetary obligations for which the Indemnified Person will be indemnified hereunder.

               (b) The Indemnified Person shall give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding. Any and all Losses suffered by the Indemnified Party in connection with such claim, suit, action or proceeding for which the Indemnified Person is not otherwise entitled to indemnification under this Agreement shall be paid by the Indemnifying Party to the extent they exceed the unindemnified Losses that would have been suffered by the Indemnified Person under the proposed settlement that was so rejected.

               Section 9.08. Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

               Section 9.09. Net Indemnity Payments. Any amounts payable under
Article VIII and Section 9.02 or Section 9.03 shall be treated by Buyer and Seller as an adjustment to the Purchase Price.

               Section 9.10. Exclusive Remedy. The provisions of this Article IX shall be the sole and exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties for any breach of or inaccuracy in any representation or warranty set forth in this Agreement or any document delivered at Closing; provided that this Section 9.10 shall not cover Tax Claims to the extent covered by Article VIII.

                                    ARTICLE X

                                NON-SOLICITATION

               Section 10.01. Non-Solicitation of Customers. Seller agrees that from and after the date of this Agreement until one year after the Closing Date (the "Non-Solicitation Period"), neither Seller nor any of its U.S. Affiliates (other than the Company) will, directly or indirectly, solicit any Person that is a customer of the Company at any time during the period from thirty days prior to the date of this Agreement until the Closing Date to become a retail brokerage customer of MaxBlue, Deutsche Banc Alex. Brown "Connect" or any retail brokerage service that is owned, operated or promoted by Seller or any of its Affiliates; provided that the foregoing shall not prohibit Seller or any of its Affiliates from (1) engaging in general advertising or mass marketing activities (including through television, radio, print media, direct mail, telephone contact, the internet and any other electronic media) that are not targeted specifically to such Persons, (2) soliciting any Person that is, at any time during the period from thirty days prior to the date of this Agreement until the Closing Date, a customer of Seller or any of its Affiliate (other than the Company), (3) soliciting any Person who initiates contact with Seller or any of its

Affiliates (other than in response to a solicitation otherwise prohibited by this Section 10.01) or (4) soliciting any employee of Seller or any of its Affiliates (other than the Company) or any immediate family member of any such employee. Seller shall use its reasonable best efforts to cause its non-U.S. Affiliates to comply with the restrictions, subject to corresponding limitations, set forth in this Section 10.01.

               Section 10.02. Non-Solicitation of Continued Employees. Seller agrees that during the Non-Solicitation Period, neither Seller nor any of its U.S. Affiliates (other than the Company) will, directly or indirectly, solicit any Continued Employee for employment or encourage any Continued Employee to leave his or her employment with the Company or Buyer or any of their respective Affiliates; provided that the foregoing shall not prohibit Seller or any of its Affiliates from (1) engaging in any general solicitation for employees, (2) hiring any Continued Employee who responds to any such general solicitation who was not so solicited or encouraged or (3) soliciting or hiring any Continued Employee whose employment has previously been terminated by Buyer following the Closing Date (other than a termination resulting from Seller's breach of this Section 10.02). Seller shall use its reasonable best efforts to cause its non-U.S. Affiliates to comply with the restrictions, subject to corresponding limitations, set forth in this Section 10.02.

               Section 10.03. Limitation on Use of NDB Names. Seller agrees that during the Non-Solicitation Period, neither Seller nor any of its Affiliates (other than the Company) will, directly or indirectly, use any NDB Name in connection with the ownership, operation or promotion of MaxBlue, Deutsche Banc Alex. Brown "Connect" or any retail brokerage service that is owned, operated or promoted by Seller or any of its Affiliates; provided that the foregoing shall not prohibit Seller or any of its Affiliates from using any NDB Name in connection with the ownership, operation or promotion of (1) the Company until the Closing Date or, with the prior consent of Buyer, the Company for a period of 90 days after the Closing as is necessary for the transition of the Company to Buyer and (2) the market-making activities and other wholesale brokerage services of NDB Capital Markets, L. P. prior to and after the Closing Date.

               Section 10.04. Specific Performance. Seller recognizes and affirms that in the event of breach by it of any of the provisions of this
Article X, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Seller's obligations under this Article X not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Article X. In the event of a breach or violation by Seller of any of the provisions of this Article X, the running of any such applicable restricted period (but not of Seller's obligations under this Article X) shall be suspended with respect to Seller during the continuance of any actual breach or violation. If a bond is required to be posted in order for Buyer to secure an injunction, the parties agree that such bond need not exceed the sum of US$1,000.

               Section 10.05. Severability. If at any time any of the provisions of this Article X shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Article X shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Seller expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                                   ARTICLE XI

                                  MISCELLANEOUS

               Section 11.01. Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, unless otherwise indicated, are references to Sections of this Agreement.

               Section 11.02. Notices. All notices to be given pursuant to this Agreement to any party must be in writing and will be deemed to have been validly given (as of the time of delivery or, in the case of a facsimile transmission, of confirmation) if delivered personally, by facsimile transmission (which is confirmed) or sent by overnight courier (providing proof of delivery), to such party at its address given below.

               The address of each party for the purposes of this Agreement is as follows:

                    If to Seller:

                    National Discount Brokers Group, Inc.
                    10 Exchange Place Centre
                    Jersey City, New Jersey  07302
                    Attention: Frank E. Lawatsch, Jr.
                               Managing Director, General Counsel and Secretary
                    Fax No. (201) 946-4510

                    With a copy to:

                    DB U.S. Financial Markets Holding Corporation
                    31 West 52(nd) Street
                    New York, New York  10019
                    Attention: Thomas Curtis, Esq.
                    Fax No. (212) 469-8173

                    And to:

                    Cleary, Gottlieb, Steen & Hamilton
                    One Liberty Plaza
                    New York, New York  10006
                    Attention: Victor I. Lewkow, Esq.
                               William A. Groll, Esq.
                    Fax No. (212) 225-3999

                    If to Buyer:

                    Ameritrade Holding Corporation
                    4211 South 102nd Street
                    Omaha, Nebraska 68127
                    Attention: Chief Financial Officer
                    Fax No. (402) 597-7789

                    With a copy to:

                    Ameritrade Holding Corporation
                    132 National Business Parkway
                    Annapolis Junction, Maryland  20701
                    Attention: General Counsel
                    Fax No. (240) 568-3528

                    And to:

                    Mayer, Brown & Platt
                    190 South LaSalle Street
                    Chicago, Illinois  60603
                    Attention: Carol S. Rivers, Esq.
                    Fax No. (312) 701-7711

               Either party may by notice to the other change its address for notice and will so change its address for notice whenever its existing address for notice ceases to be adequate for delivery both by hand and by facsimile.

               Section 11.03. Assignment. (a) The rights and obligations under this Agreement may be transferred only with the written consent of the other party. Any transfer in violation of this Section 11.03(a) shall be null and void.

               (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

               Section 11.04. Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               (b) To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

               Section 11.05. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the parties.

               Section 11.06. Entire Agreement; Amendment. (a) This Agreement, together with the Confidentiality Agreement, sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated hereby and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. Any provision of this Agreement may be amended, modified or waived in whole or in part at any time by an agreement in writing between the parties executed in the same manner as this Agreement.

               (b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

               Section 11.07. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

               IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                       AMERITRADE HOLDING CORPORATION

                                       By: /s/ John R. MacDonald
                                          ------------------------------------
                                       Name:  John R. MacDonald
                                       Title: Chief Financial Officer

                                       NATIONAL DISCOUNT BROKERS GROUP, INC.

                                       By: /s/ Arthur Kontos
                                          ------------------------------------
                                       Name:  Arthur Kontos
                                       Title: Managing Director and President

                                       By: /s/ Denise Isaac
                                          ------------------------------------
                                       Name:  Denise Isaac
                                       Title: Managing Director

                                   EXHIBIT A

                     FORM OF REGISTRATION RIGHTS AGREEMENT




                         REGISTRATION RIGHTS AGREEMENT

                          dated as of [      ], 2001

                                     among

                         AMERITRADE HOLDING CORPORATION

                                      and

                     NATIONAL DISCOUNT BROKERS GROUP, INC.

                               TABLE OF CONTENTS

SECTION 1. DEFINITIONS....................................................   1
1.1.   Defined terms......................................................   1
1.2.   General interpretive principles....................................   3

SECTION 2. REGISTRATION RIGHTS............................................   3
2.1.   Shelf registration.................................................   3
2.2.   Demand registrations...............................................   4
2.3.   Incidental registrations...........................................   7
2.4.   Black-out periods..................................................   8
2.5.   Registration procedures............................................   9
2.6.   Underwritten offerings.............................................  13
2.7.   No inconsistent agreements; additional rights......................  14
2.8.   Registration expenses..............................................  14
2.9.   Indemnification....................................................  15
2.10.  Rules 144 and 144a.................................................  18

SECTION 3. MISCELLANEOUS..................................................  18
3.1.   Term...............................................................  18
3.2.   Injunctive relief..................................................  19
3.3.   Attorneys' fees....................................................  19
3.4.   Notices............................................................  19
3.5.   Successors, assigns and transferees................................  20
3.6.   Governing law; service of process; consent to jurisdiction.........  21
3.7.   Headings...........................................................  21
3.8.   Severability.......................................................  21
3.9.   Amendment; waiver..................................................  21
3.10.  Counterparts.......................................................  22

                         REGISTRATION RIGHTS AGREEMENT

     REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of [         ],
2001, by and between Ameritrade Holding Corporation, a Delaware corporation (the "Issuer"), and National Discount Brokers Group, Inc., a Delaware corporation (the "Investor").

                                    RECITALS

     A. WHEREAS, the Issuer and the Investor have entered into a purchase agreement, dated July 30, 2001 (the "Purchase Agreement"), relating to the transfer of certain businesses of the Investor to the Issuer, pursuant to which the Investor will receive Class A common stock of the Issuer; and

     B. WHEREAS, as an inducement to the Investor to enter into the Purchase Agreement, the Issuer has agreed to provide the registration rights set forth in this Agreement;

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

     1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Adverse Disclosure" means public disclosure of material non-public information, which disclosure in the good faith judgment of the Board of Directors of the Issuer based upon the advice of counsel to the Issuer (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) would have a material adverse effect on the Company or its business or on the Company's ability to effect a material proposed acquisition, disposition, financing or similar transaction.

     "Agreement" has the meaning set forth in the preamble hereto.

     "Demand Registration" has the meaning set forth in Section 2.2(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

     "holder" or "holders" means any holder or holders of Registrable Securities who is a party hereto or who otherwise agrees in writing to be bound by the provisions of this Agreement pursuant to Section 3.5.

     "Incidental Registration" has the meaning set forth in Section 2.3(a).

     "Investor" has the meaning set forth in the preamble hereto.

     "Issuer" has the meaning set forth in the preamble and shall include the Issuer's successors by merger, acquisition, reorganization or otherwise.

     "Loss" has the meaning set forth in Section 2.9(a).

     "NASD" means the National Association of Securities Dealers, Inc.

     "Person" means any individual, firm, limited liability company or partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, government (or any department, agency or political subdivision thereof) or other entity of any kind.

     "Prospectus" means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus all material incorporated by reference in such prospectus.

     "Purchase Agreement" has the meaning set forth in the recitals hereto.

     "Registrable Securities" means the securities of the Issuer issued to the Investor pursuant to the Purchase Agreement, and any securities that may be issued or distributed or be issuable in respect thereof by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction or exercise or conversion of any of the foregoing; provided, however, that any of the foregoing securities shall cease to be "Registrable Securities" to the extent
(i) a Registration Statement with respect to their sale has been declared effective under the Securities Act and they have been disposed of pursuant to such Registration Statement, (ii) they have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) they shall have been otherwise transferred and (A) new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Issuer and (B) may be publicly resold (without volume or method of sale restrictions) without registration under the Securities Act. For purposes of this Agreement, a "class" of Registrable Securities shall mean all securities with the same terms, and a "percentage" (or a "majority") of the Registrable Securities (or, where applicable, of any other securities) shall be determined (x) based on the number of shares of such securities, in the case of Registrable Securities which are equity securities, and (y) based on the principal amount of such securities, in the case of Registrable Securities which are debt securities.

     "registration" means a registration of the Issuer's securities for sale to the public under a Registration Statement.

     "Registration Statement" means any registration statement of the Issuer filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

     "Shelf Registration" means a registration effected pursuant to Section 2.1.

     "Shelf Registration Statement" means a Registration Statement of the Issuer filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities.

     "Underwritten Offering" means a registration in which securities of the Issuer are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

     1.2. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein," "hereunder" and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement. Unless otherwise specified, the term "days" shall mean "calendar days".

                         SECTION 2. REGISTRATION RIGHTS

     2.1. Shelf Registration.

     (a) Filing. Subject to Section 2.1(c), the Issuer shall file with the SEC within five (5) Business Days (as defined in the Purchase Agreement) after the Closing (as defined in the Purchase Agreement) a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the holders thereof from time to time in accordance with the methods of distribution elected by such holders and shall use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as possible thereafter.

     (b) Continued Effectiveness. Subject to Section 2.1(c), the Issuer shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming a part thereof to be usable by the holders during the term of this Agreement. The Issuer shall not be deemed to have used its best efforts to keep the Shelf Registration Statement effective if the Issuer voluntarily takes any action or omits to take any action that would result in the inability of any holder of Registrable Securities covered by such Registration

Statement to be able to offer and sell any such Registrable Securities during the term of this Agreement, unless such action or omission is required by applicable law.

     (c) Suspension of Registration. If the filing, initial effectiveness or continued use of the Shelf Registration Statement at any time would require the Issuer to make an Adverse Disclosure, the Issuer may, upon giving prompt written notice of such action to the holders, delay the filing or initial effectiveness of, or suspend use of, the Shelf Registration Statement; provided, however, that the Issuer shall not be permitted to do so (A) more than two times during any 12 (twelve) month period, (B) for a period exceeding thirty (30) days on any one occasion or (C) for a period exceeding sixty (60) days in any 12 (twelve) month period. In the event the Issuer exercises its rights under the preceding sentence, the holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to the Shelf Registration in connection with any sale or offer to sell Registrable Securities. The Issuer shall immediately notify the holders upon the expiration of any period during which it exercised its rights under this Section 2.1(c). The Issuer represents that it has no knowledge of any current or anticipated circumstance that would reasonably be expected to cause the Issuer to exercise its rights under this Section 2.1(c).

     (d) Underwritten Offering. If the holders of not less than a majority of any class of Registrable Securities included in any offering pursuant to the Shelf Registration Statement so elect, such offering shall be in the form of an Underwritten Offering and the Issuer, if necessary, shall amend or supplement the Shelf Registration Statement for such purpose. The holders of a majority of the class of Registrable Securities included in such Underwritten Offering shall, after consulting with the Issuer, have the right to select the managing underwriter or underwriters for the offering who shall be reasonably acceptable to the Issuer, it being understood that Deutsche Banc Alex. Brown or any affiliate thereof is acceptable to the Issuer.

     (e) Effect on Demand and Incidental Registration Obligation. The provisions of Sections 2.2 and 2.3 shall not apply at any time the Issuer is eligible to file and maintain the effectiveness of a Shelf Registration Statement and is complying with its obligations under this Section 2.1 with respect to all Registrable Securities.

     2.2. Demand Registrations.

     (a) Demand by Holders. (i) At any time the holders of not less than 25% percent of any class of the Registrable Securities may make a written request to the Issuer for registration of (A) all of the Registrable Securities held by such holders or (B) any part of the Registrable Securities held by such requesting holders, provided that the estimated market value of the Registrable Securities to be registered pursuant to this clause (B) is at least $30 million in the aggregate. Any such requested registration shall hereinafter be referred to as a "Demand Registration." Each request for a Demand Registration shall specify the aggregate amount of Registrable Securities to be registered and the intended methods of disposition thereof.

     (ii) Within ten (10) days following receipt of any request for a Demand Registration, the Issuer shall deliver written notice of such request to all other holders of Registrable Securities of the class or classes to be registered. Thereafter, the Issuer shall include in such Demand Registration any additional Registrable Securities of each such class which the holder or holders thereof have requested in writing be included in such Demand Registration, provided that all requests therefor have been received by the Issuer within ten (10) days of the Issuer's having sent the applicable notice to such holder or holders. All such requests shall specify the aggregate amount and class of Registrable Securities to be registered and the intended method of distribution of the same. The Issuer may not include in such registration additional securities of the class or classes of the Registrable Securities to be registered hereunder, including securities to be sold for the Issuer's own account or for the account of Persons who are not holders of Registrable Securities, except for such additional securities of the class or classes of the Registrable Securities held by other Persons that, at the date of the Purchase Agreement, had an existing contractual right to participate in such registration and that validly request participation in such registration pursuant to such existing right.

     (iii) As promptly as practicable (and, in any event, within thirty days) following receipt of a request for a Demand Registration, the Issuer shall file a Registration Statement relating to such Demand Registration and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act.

     (b) Limitation on Demand Registrations. In no event shall the Issuer be required to effect more than four (4) Demand Registrations.

     (c) Demand Withdrawal. A holder may withdraw its Registrable Securities from a Demand Registration at any time. If all such holders do so, the Issuer shall cease all efforts to secure registration and such registration nonetheless shall be deemed a Demand Registration for purposes of Section 2.2(b) unless (i) the withdrawal is based on the reasonable determination of the holders who requested such registration that there has been, since the date of such request, a material adverse change in the business or prospects of the Issuer or in general market conditions or (ii) the holders who requested such registration shall have paid or reimbursed the Issuer for all of the reasonable out-of-pocket fees and expenses incurred by the Issuer in connection with the withdrawn registration.

     (d) Effective Registration. The Issuer shall be deemed to have effected a Demand Registration if the applicable Registration Statement is declared effective by the SEC and remains effective for not less than 180 days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period not to exceed ninety (90) days after such 180(th) day as, in the opinion of counsel for the underwriter or underwriters, is required by law for the delivery of a Prospectus in connection with the sale of Registrable Securities by an underwriter or dealer. No Demand Registration shall be deemed to have been effected if an Underwritten Offering is contemplated by such Demand Registration and the conditions to closing specified in the applicable underwriting agreement are not satisfied by reason of a wrongful act, misrepresentation or breach of such underwriting agreement or this Agreement by the Issuer.

     (e) Suspension of Registration. If the filing, initial effectiveness or continued use of a Registration Statement in respect of a Demand Registration at any time would require the Issuer to make an Adverse Disclosure the Issuer may, upon giving prompt written notice of such action to the holders, delay the filing or initial effectiveness of, or suspend use of, the such

Registration Statement; provided, however, that the Issuer shall not be permitted to do so (A) more than two (2) times during any 12 (twelve) month period, (B) for a period exceeding thirty (30) days on any one occasion or (C) for a period exceeding sixty (60) days in any 12 (twelve) month period. In the event the Issuer exercises its rights under the preceding sentence, the holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to the Demand Registration in connection with any sale or offer to sell Registrable Securities. The Issuer shall immediately notify the holders of the expiration of any period during which it exercised its rights under this Section 2.2(e).

     (f) Underwritten Offering. If the holders of not less than a majority of the Registrable Securities of any class which are included in any offering pursuant to a Demand Registration so elect, such offering shall be in the form of an Underwritten Offering. The holders of a majority of the class of Registrable Securities included in such Underwritten Offering shall have the right to select the managing underwriter or underwriters for the offering, who shall be reasonably acceptable to the Issuer, it being understood that Deutsche Banc Alex. Brown or any affiliate thereof is acceptable to the Issuer, and subject to the right of the Issuer to select one co-managing underwriter reasonably acceptable to such holders.

     (g) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of a class of Registrable Securities included in a Demand Registration (or, in the case of a Demand Registration not being underwritten, the holders of a majority of a class of Registrable Securities included in such Registration Statement), inform the holders of such Registrable Securities in writing that, in its or their opinion, the number of securities of such class requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the class of securities offered or the market for the class of securities offered, the number of Registrable Securities of such class that can be included without having such an adverse effect shall be allocated pro rata among the holders which have requested participation in the Demand Registration (based, for each such holder, on the percentage derived by dividing
(i) the number of Registrable Securities of such class which such holder has requested to include in such Demand Registration by (ii) the aggregate number of Registrable Securities of such class which all such holders have requested to include). To the extent that 25% or more of the Registrable Securities requested to be registered are so excluded, the holders shall have the right to one additional Demand Registration under this Section 2.2.

     (h) Registration Statement Form. Registrations under this Section 2.2 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Issuer and as shall be reasonably acceptable to the holders of a majority of each class of Registrable Securities requesting participation in the Demand Registration and (ii) as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the applicable holders' requests for such registration. Notwithstanding the foregoing, if, pursuant to a Demand Registration, (x) the Issuer proposes to effect registration by filing a Registration Statement on Form S-3 (or any successor or similar short-form registration statement), (y) such registration is in connection with an Underwritten Offering and (z) the managing underwriter or underwriters shall advise the Issuer in writing that, in its or their opinion, the use of another form of registration statement (or the inclusion, rather than the incorporation by reference, of information in the Prospectus related to a Registration Statement on Form S-3 (or other short-form registration statement)) is of material importance to the success of such proposed offering, then such registration shall be effected on such other form (or such information shall be so included in such Prospectus).

     2.3. Incidental Registrations.

     (a) Participation. (i) If the Issuer at any time proposes to file a Registration Statement with respect to any offering of its securities for its own account or for the account of any holders of its securities (other than (A) a registration under Section 2.1 or 2.2 hereof, (B) a registration on Form S-4 or S-8 or any successor form to such forms, or (C) a registration of securities solely relating to an offering and sale to employees or directors of the Issuer pursuant to any employee stock plan or other employee benefit plan arrangement then, as soon as practicable (but in no event less than ten (10) days prior to the proposed date of filing such Registration Statement), the Issuer shall give written notice of such proposed filing to all holders of Registrable Securities that are equity securities (in the case that the Issuer registers equity securities, including securities convertible into equity securities) or of Registrable Securities that are debt securities (in the case that the Issuer register s debt securities), and such notice shall offer the holders of such Registrable Securities the opportunity to register such number of Registrable Securities as each such holder may request in writing (an "Incidental Registration"). Subject to Section 2.3(b), the Issuer shall include in such Registration Statement all such Registrable Securities which are requested to be included therein within ten (10) days after the receipt by such holder of any such notice. If at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Issuer shall determine for any reason not to register or to delay registration of such securities, the Issuer may, at its election, give written notice of such determination to each holder of Registrable Securities and, (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities.

     (ii) If the offering pursuant to an Incidental Registration is to be an Underwritten Offering, then each holder making a request for its Registrable Securities to be included therein must, and the Issuer shall make such arrangements with the underwriters so that each such holder may, participate in such Underwritten Offering on the same terms as the Issuer and other Persons selling securities in such Underwritten Offering. If the offering pursuant to such registration is to be on any other basis, then each holder making a request for an Incidental Registration pursuant to this Section 2.3(a) must participate in such offering on such basis.

     (iii) Each holder of Registrable Securities shall be permitted to withdraw all or part of such holder's Registrable Securities from an Incidental Registration at any time; provided, that, except in the case of a withdrawal pursuant to Section 2.6(b), the Issuer shall be entitled to reimbursement from the holder of such withdrawn Registrable Securities for any SEC registration fees incurred by the Issuer in connection with the registration of such Registrable Securities.

     (b) Priority of Incidental Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of a class of securities included in an Incidental Registration (or in the case of an Incidental Registration not being underwritten, the Issuer) informs the holders of Registrable Securities of any class sought to be included in such registration in writing that, in its or their opinion, the total amount or kind of securities which such holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the class or classes of the securities offered or the market for the class or classes of securities offered or the Issuer's common stock, then the securities of each class to be included in such registration shall be allocated as follows:

     (i) first, 100% of the securities that the Issuer or (subject to Section 2.7) any Person (other than a holder of Registrable Securities) exercising a contractual right to demand registration has proposed to sell shall be included therein;

     (ii) second, the number of securities of such class held by other Persons that, at the date of the date of the Purchase Agreement, had an existing contractual right to participate in such registration that in the opinion of such underwriter or underwriters (or in the case of an Incidental Registration not being underwritten, the Issuer), can be sold without having such adverse effect shall be included therein,

     (iii) third, the number of Registrable Securities of such class that in the opinion of such underwriter or underwriters (or in the case of an Incidental Registration not being underwritten, the Issuer), can be sold without having such adverse effect shall be included therein, with such number to be allocated pro rata among the holders that have requested participation in the Incidental Registration (based, for each such holder, on the percentage derived by dividing (x) the number of Registrable Securities of such class that such holder has requested to include in such Incidental Registration by (y) the aggregate number of Registrable Securities of such class that all such holders have requested to include); and

     (iv) fourth, and only if all of the Registrable Securities referenced in clauses (iii) have been included, any other securities eligible for inclusion in such registration shall be included therein.

     2.4. Black-out Periods

     (a) Black-out Periods for Holders. In the event of a registration by the Issuer (other than one during the effectiveness of a registration of Registrable Securities pursuant to Section 2.1), the holders of Registrable Securities agree, if requested by the Issuer (or, in the case of an Underwritten Offering, by the managing underwriter or underwriters), not to effect any public sale or distribution (excluding any sale pursuant to Rule 144 under the Securities Act) of any securities (except, in each case, as part of the applicable registration, if permitted) which securities are the same as or similar to those being registered in connection with such registration, or which are convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending sixty (60) days (or such lesser period as may be permitted by the Issuer or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such registration, to the extent such holders are timely notified in writing by the Issuer or the managing underwriter or underwriters.

     (b) Black-out Period for the Issuer and Others. (i) In the case of a registration of a class of Registrable Securities pursuant to Section 2.2 involving the offering and sale of equity securities or securities convertible into or exchangeable for equity securities, the Issuer agrees, if requested by the holders of a majority of such class of Registrable Securities to be sold pursuant to such registration (or, in the case of an Underwritten Offering, by the managing underwriter or underwriters in such Underwritten Offering), not to effect (or register for sale) any public sale or distribution of any securities which are the same as or similar to those being registered, or which are convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending sixty (60) days (or such lesser period as may be permitted by such holders or such underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such registration (or, in the case of an Underwritten Offering under the Shelf Registration, the date of the closing under the underwriting agreement in connection therewith), to the extent the Issuer is timely notified in writing by a holder of Registrable Securities covered by such Registration Statement or the managing underwriter or underwriters. The Issuer also agrees not to effect (or register for sale) any public sale or distribution of any securities prior to the effectiveness of the Registration Statement filed pursuant to Section 2.1. Notwithstanding the foregoing, the Issuer may effect a public sale or distribution of securities of the type described above and during the periods described above if the same (A) is made pursuant to registrations on Forms S-4 or S-8 or any successor form to such forms or (B) as part of any registration of securities for offering and sale to employees or directors of the Issuer pursuant to any employee stock plan or other employee benefit plan arrangement.

     (ii) The Issuer agrees to use all reasonable efforts to obtain from each holder of restricted securities of the Issuer which are the same as or similar to those being registered by the Issuer, or which are convertible into or exchangeable or exercisable for any of its securities, and which holder is a director or executive officer of the Issuer or holds at least 2% of any class of such securities, an agreement not to effect any public sale or distribution of such securities (other than securities purchased in a public offering) during any period referred to in this Section 2.4(b), except as part of any such registration if permitted. Without limiting the foregoing (but subject to Section 2.7), if after the date hereof the Issuer grants any Person (other than a holder of Registrable Securities) any rights to demand or participate in a registration, the Issuer agrees that the agreement with respect thereto shall include such Person's agreement as contemplated by the previous sentence.

     2.5. Registration Procedures.

     (a) In connection with the Issuer's registration obligations in this Agreement, the Issuer will, subject to the limitations set forth herein, use its best efforts to effect any such registration so as to permit the sale of the applicable Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Issuer will:

     (i) before filing a Registration Statement or Prospectus, or any amendments or supplements thereto and in connection therewith, furnish to the underwriter or underwriters, if any, and to one representative of the holders of each class of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents will be subject to the review of such underwriters and such holders and their respective counsel and, except in the case of a registration under Section 2.3, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the holders of a majority of the class of Registrable Securities covered by the same or the underwriter or underwriters, if any, shall reasonably object;

     (ii) prepare and file with the SEC such amendments or supplements to the applicable Registration Statement or Prospectus as may be (A) reasonably requested by any participating holder (to the extent such request relates to information relating to such holder), (B) necessary to keep such registration effective for the period of time required by this Agreement or (C) reasonably requested by the holders of a majority of any class of the participating Registrable Securities;

     (iii) notify the selling holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as reasonably practicable after notice thereof is received by the Issuer (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective and when the applicable Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threat of any proceedings for such purposes and (D) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;

     (iv) promptly notify each selling holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Issuer becomes aware of the happening of any event as a result of which the applicable Registration Statement or Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

     (v) use its best efforts to prevent or obtain at the earliest possible moment the withdrawal of any stop order with respect to the applicable Registration Statement or other order suspending the use of any preliminary or final Prospectus;

     (vi) promptly incorporate in a Prospectus supplement or post-effective amendment to the applicable Registration Statement such information as the managing underwriter or underwriters, if any, or the holders of a majority of the Registrable Securities of the class being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

     (vii) furnish to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many conformed copies as such holder or managing underwriter may reasonably request of the applicable Registration Statement;

     (vii) deliver to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) as such holder or managing underwriter may reasonably request (it being understood that the Issuer consents to the use of the Prospectus by each of the selling holders of Registrable Securities and the underwriter or underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus) and such other documents as such selling holder or managing underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such holder or underwriter;

     (ix) on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify such Registrable Securities for offer and sale under the securities or "Blue Sky" laws of each state and other jurisdiction of the United States, as any such selling holder or underwriter, if any, or their respective counsel reasonably requests in writing, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect so as to permit the commencement and continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Issuer will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

     (x) cooperate with the selling holders of Registrable Securities and the managing underwriter, underwriters or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends;

     (xi) use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

     (xii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which certificates shall be in a form eligible for deposit with The Depository Trust Company;

     (xiii) obtain for delivery to the holders of each class of Registrable Securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Issuer dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to a majority of the holders of each such class and underwriter or underwriters, if any, and their respective counsel;

     (xiv) in the case of an Underwritten Offering, obtain for delivery to the Issuer and the underwriter or underwriters, if any, with copies to the holders of Registrable Securities included in such registration, a cold comfort letter from the Issuer's independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

     (xv) cooperate with each seller of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

     (xvi) use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable (but not more than 15 months) after the effective date of the applicable Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

     (xvii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

     (xviii) cause all Registrable Securities of a class covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Issuer's securities of such class are then listed or quoted and on each inter-dealer quotation system on which any of the Issuer's securities of such class are then quoted;

     (xix) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the holders of a majority of the Registrable Securities of each class covered by the applicable Registration Statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such sellers or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Issuer, and cause all of the Issuer's officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Issuer and to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement as shall be necessary to enable them to exe rcise their due diligence responsibility (subject to the entry by each party referred to in this clause
(xix) into customary confidentiality agreements in a form reasonably acceptable to the Issuer); and

     (xx) in the case of an Underwritten Offering, cause the senior executive officers of the Issuer to participate in the customary "road show" presentations that may be reasonably requested by the managing underwriter in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

     (b) The Issuer may require each selling holder of Registrable Securities as to which any registration is being effected to furnish to the Issuer such information regarding the distribution of such Securities and such other information relating to such holder and its ownership of the applicable Registrable Securities as the Issuer may from time to time reasonably request. Each holder of Registrable Securities agrees to furnish such information to the Issuer and to cooperate with the Issuer as necessary to enable the Issuer to comply with the provisions of this Agreement. The Issuer shall have the right to exclude any holder that does not comply with the preceding sentence from the applicable registration.

     (c) Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 2.5(a)(iv), such holder will discontinue disposition of its Registrable Securities pursuant to such Registration Statement until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(iv), or until such holder is advised in writing by the Issuer that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus and, if so directed by the Issuer, such holder will deliver to the Issuer (at the Issuer's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities which are current at the time of the receipt of such notice. In the event that the Issuer shall give any such n otice in respect of a Demand Registration, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(iv) or is advised in writing by the Issuer that the use of the Prospectus may be resumed.

     2.6. Underwritten Offerings.

     (a) Underwriting Agreements. If requested by the underwriters for any Underwritten Offering requested by holders pursuant to Section 2.1 or 2.2, the Issuer and the holders of Registrable Securities to be included therein shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to the Issuer, the holders of a majority of each class of the Registrable Securities to be included in such Underwritten Offering and the underwriters, and to contain such terms and conditions as are generally prevailing in agreements of that type, including, without limitation, indemnities no less favorable to the recipient thereof than those provided in Section 2.9. The holders of any Registrable Securities to be included in any Underwritten Offering pursuant to Section 2.3 shall enter into such an underwriting agreement at the request of the Issuer. All of the representations and warranties by, and the other agreements on the part of, the Issuer to and for the benefit of such underwriters included in each such underwriting agreement shall also be made to and for the benefit of such holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders. No holder shall be required in any such underwriting agreement to make any representations or warranties to or agreements with the Issuer or the underwriters other than representations, warranties or agreements regarding such holder, such holders' Registrable Securities, such holder's intended method of distribution and any other representations required by law.

     (b) Price and Underwriting Discounts. In the case of an Underwritten Offering requested by holders pursuant to Section 2.1 or 2.2, the price, underwriting discount and other financial terms for each class of Registrable Securities of the related underwriting agreement shall be determined by the holders of a majority of such class of Registrable Securities included in the Underwritten Offering. In the case of any Underwritten Offering pursuant to
Section 2.3, such price, discount and other terms shall be determined by the Issuer, subject to the right of the holders to withdraw their request to participate in the registration pursuant to Section 2.3(a)(iii) after being advised of such price, discount and other terms.

     (c) Participation in Underwritten Offerings. No Person may participate in an Underwritten Offering unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

     2.7. No Inconsistent Agreements; Additional Rights. The Issuer will not enter into, and is not currently a party to, any agreement which is, or could be, inconsistent with the rights granted to the holders of Registrable Securities by this Agreement or to any agreement for the registration of securities that is, or could be, in the aggregate more favorable to the holders of rights to securities thereunder than to the holders of Registrable Securities under this Agreement.

     2.8. Registration Expenses. (a) The Issuer shall pay all of the expenses set forth in this paragraph (a) in connection with a registration under this Agreement of Registrable Securities. Such expenses are (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the NASD, (ii) all reasonable fees and expenses of compliance with state securities or "Blue Sky" laws, including all fees and disbursements of counsel in connection with any survey of state securities or "Blue Sky" laws and the preparation of any memorandum thereon, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust

Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Issuer and of all independent certified public accountants of the Issuer, (v) Securities Act liability insurance or similar insurance if the Issuer so desires, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the quotation of the Registrable Securities on any inter-dealer quotation system and
(vii) all applicable rating agency fees with respect to any applicable Registrable Securities. In addition, in all cases the Issuer shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Issuer. In addition, the Issuer shall pay all reasonable fees and disbursements of one law firm or other counsel selected by the holders of a majority of the Registrable Securities being registered, provided, however, that, to the extent such fees and disbursements exceed an amount of $50,000 with respect to an individual registration, payment of the amount in excess of $50,000 shall, in each such case, require the consent of the Issuer which consent shall not be unreasonably withheld.

     (b) The Issuer shall not be required to pay any other costs or expenses in the course of the transactions contemplated hereby, including underwriting discounts and commissions and transfer taxes attributable to the sale of Registrable Securities and the fees and expenses of counsel to the underwriters other than pursuant to clause (ii) of paragraph (a) above and the last sentence of paragraph (a) above.

     2.9. Indemnification.

     (a) Indemnification by the Issuer. The Issuer agrees to indemnify and hold harmless, to the full extent permitted by law, each selling holder of Registrable Securities and their respective officers, directors, advisors and agents and employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such indemnified party is a party thereto) and expenses (including reasonable costs of investigation and legal expenses), joint or several (each, a "Loss" and collectively "Losses"), arising out of or based upon
(i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorpor ated by reference therein) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Issuer shall not be liable to any indemnified party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement in reliance upon and in conformity with written information furnished to the Issuer by such holder expressly for use in the preparation thereof. This indemnity shall be in addition to any liability Issuer may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any indemnified party and shall survive the transfer of such securities by such holder . The Issuer will also indemnify, if applicable and if requested, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in any distribution pursuant hereto, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Indemnified Persons.

     (b) Indemnification by the Holders. Each selling holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Issuer, its directors and officers and each Person who controls the Issuer (within the meaning of the Securities Act and the Exchange Act) from and against any Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission had been con tained in any information furnished in writing by such selling holder to the Issuer specifically for inclusion in such Registration Statement. This indemnity shall be in addition to any liability such holder may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Issuer or any indemnified party. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder under the sale of the Registrable Securities giving rise to such indemnification obligation. The Issuer shall be entitled to receive indemnities from, if applicable and if requested, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information so furnished in writing by such Persons specifically for inclus ion in any Prospectus or Registration Statement. Each holder also shall indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Issuer.

     (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defen se of such claim within a reasonable time after having received notice of such claim from the Person entitled to indemnification hereunder and to employ counsel reasonably satisfactory to such Person, (C) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims or

(D) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided, that an indemnifying party may withhold its consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indem nified hereunder. If the indemnifying party assumes the defense, the indemnifying party shall have the right to settle such action without the consent of the indemnified party; provided, that the indemnifying party shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the indemnified party or any restriction on the indemnified party or its officers or directors. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of an unconditional release from all liability in respect to such claim or litigation. The indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (together with one fir m of local counsel) at any one time from all such indemnified party or parties unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) a conflict or potential conflict exists or may exist (based on advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties or (z) an indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

     (d) Contribution. If for any reason the indemnification provided for in the paragraphs (a) and (b) of this Section 2.9 is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by paragraphs (a) and
(b) of this Section 2.9, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.9(d) to the cont rary, no indemnifying party (other than the Issuer) shall be required pursuant to this Section 2.9(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.9(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.9(a) and 2.9(b) hereof without regard to the relative fault of said indemnifying parties or indemnified party.

     2.10. Rules 144 and 144A. The Issuer covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Issuer is not required to file such reports, it will, upon the request of any holder of Registrable Securities after the transfer date, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 or 144A under the Securities Act), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Secu rities, the Issuer will deliver to such holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

                            SECTION 3. MISCELLANEOUS

     3.1. Term. This Agreement shall terminate upon the earlier of (i) the third anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) or (B) the holders are permitted to sell their Registrable Securities under Rule 144(k) under the Securities Act (or any similar provision then in force permitting the sale of restricted securities without limitation on the amount of securities sold or the manner of sale). The provisions of Section 2.9 and Section 2.10 shall survive any termination after consummation of the transactions contemplated by the Purchase Agreement.

     3.2. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     3.3. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     3.4. Notices. All notices, other communications or documents provided for or permitted to be given hereunder, shall be made in writing and shall be given either personally by hand-delivery, by facsimile transmission, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery:

 (a) if to the Issuer to:

 Ameritrade Holding Corporation
 4211 South 102nd Street
 Omaha, Nebraska 68127
 Attention:  Chief Financial Officer
 Fax No. ( 402) 597-7789

 With a copy to:

 Ameritrade Holding Corporation
 132 National Business Parkway
 Annapolis Junction, Maryland 20701
 Attention:  General Counsel
 Fax No. ( 240) 568-3528

 And to:

 Mayer, Brown & Platt
 190 South LaSalle Street
 Chicago, Illinois  60603
 Attention:  Carol S. Rivers, Esq.
 Fax No. (312) 701-7711

 (b) if to the Investor to:

 National Discount Brokers Group, Inc.
 10 Exchange Place Centre
 Jersey City, New Jersey 07302
 Attention:  Frank E. Lawatsch, Jr.
      Managing Director, General Counsel and Secretary
 Fax No.  (201) 946-4510

 With a copy to:

 DB U.S. Financial Markets Holding Corporation
 31 West 52(nd) Street
 New York, New York  10019
 Attention:  Thomas Curtis, Esq.
 Fax No.  (212) 469-8173

 And to:

 Cleary, Gottlieb, Steen & Hamilton
 One Liberty Plaza
 New York, New York  10006
 Attention:  Victor I. Lewkow, Esq.
             William A. Groll, Esq.
 Fax No.  (212) 225-3999

     Each holder, by written notice given to the Issuer in accordance with this
Section 3.4 may change the address to which notices, other communications or documents are to be sent to such holder. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission; (iii) five business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and
(iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

     3.5. Successors, Assigns and Transferees. (a) The registration rights of any holder under this Agreement with respect to any Registrable Securities may be transferred and assigned, provided that no such assignment shall be binding upon or obligate the Issuer to any such assignee unless and until the Issuer shall have received notice of such assignment as herein provided and a written agreement of the assignee to be bound by the provisions of this Agreement. Any transfer or assignment made other than as provided in the first sentence of this
Section 3.5 shall be null and void.

     (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

     3.6. Governing Law; Service of Process; Consent to Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE.

     (b) To the fullest extent permitted by applicable law, each party hereto
(i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby and
(iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient fo rum.

     3.7. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     3.8. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained therein.

     3.9. Amendment; Waiver.

     (a) This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by the Issuer and the holders of a majority of Registrable Securities of each class then outstanding. Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any amendment, modification, waiver or consent authorized by this Section 3.9(a), whether or not such Registrable Securities shall have been marked accordingly.

     (b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     3.10. Counterparts. This Agreement may be executed in any number of separate counterparts and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first written above.

                                        AMERITRADE HOLDING CORPORATION


                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:


                                        NATIONAL DISCOUNT BROKERS GROUP, INC.


                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT B

          FORM OF LEGAL OPINION OF CLEARY, GOTTLIEB, STEEN & HAMILTON

               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]




                                               [          ], 2001

Ameritrade Holding Corporation
4211 South 102(nd) Street
Omaha, Nebraska 68127

Ladies and Gentlemen:

          We have acted as special counsel to National Discount Brokers Group, Inc., a Delaware corporation ("Seller"), and National Discount Brokers Corporation, a New York corporation (the "Company"), in connection with the transactions contemplated by the Purchase Agreement, dated as of July 30, 2001 (the "Purchase Agreement"), between Seller and Ameritrade Holding Corporation, a Delaware corporation ("Buyer"). This opinion letter is furnished pursuant to
Section 6.01(h) of the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

          In arriving at the opinions expressed below, we have reviewed the following documents:

     (a)  an executed copy of the Purchase Agreement;

     (b) an executed copy of the Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"), between Seller and Buyer; and

     (c) the documents delivered by Seller and the Company at the Closing pursuant to the Purchase Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of Seller and the Company and such other instruments and other certificates of public officials, officers and representatives of Seller and the Company and such

Ameritrade Holding Corporation, p.2

other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

          In arriving at the opinions expressed below, we have assumed the legal capacity of each individual signatory to a document, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of each party contained in each of the Purchase Agreement and the Registration Rights Agreement).

          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

          1. Seller is validly existing as a corporation in good standing under the laws of the State of Delaware, and the Company is validly existing as a corporation in good standing under the laws of the State of New York.

          2. The Company has the corporate power to own and lease its properties and to conduct its business. Seller has the corporate power to enter into the Purchase Agreement and the Registration Rights Agreement and to perform its obligations thereunder.

          3. The execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement have been duly authorized by all necessary corporate action of Seller, and each of the Purchase Agreement and the Registration Rights Agreement has been duly executed and delivered by Seller and is a valid, binding and enforceable agreement of Seller (except that we express no opinion with respect to provisions of the Registration Rights Agreement providing for indemnification and contribution).

          4. The sale of the Company Shares and the Company Notes to Buyer pursuant to the Purchase Agreement and the performance by Seller of its obligations in the Purchase Agreement (a) do not require Seller or the Company to obtain any consent, approval, authorization, registration or qualification of, or filing with, any governmental authority of the United States or the State of New York, except for such consents, approvals, authorizations, registrations, qualifications and filings as have been obtained or made prior to the date hereof, and except for filings that may be required after the date hereof under the United States securities laws to report the resultant ownership by Seller of the Buyer Shares (and we express no opinion as to any consent, approval, authorization, registration, qualification or filing that may be required under state securities or Blue Sky laws), (b) do not result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Certificate of Incorporation or By-Laws of Seller or the Company, and (c) do not violate any Law of the United States or the State of New York applicable to Seller or the Company that is normally applicable to transactions of the type contemplated by the Purchase Agreement (but we express no opinion as to any law, rule or regulation under state securities or Blue Sky laws or the antifraud provisions of United States securities laws).

Ameritrade Holding Corporation, p.3


          5. Assuming the accuracy of the representations and warranties, and the compliance with the agreements, of Buyer contained in the Purchase Agreement, no registration of the Company Shares and the Company Notes under the Securities Act of 1933, as amended, is required for the sale of the Company Shares and the Company Notes to Buyer pursuant to the Purchase Agreement.

          Insofar as the foregoing opinions relate to the valid existence and good standing of Seller or the Company, they are based solely on a certificate of good standing received from the Secretary of State of the State of Delaware or the Secretary of State of the State of New York, as applicable. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of Seller, (a) we have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity. We note that the designation in
Section 11.04 of the Purchase Agreement and Section 3.6 of the Registration Rights Agreement of New York as the venue for certain actions or proceedings is subject to the power of the federal and state courts in such State to transfer actions or to dismiss such actions on the ground that such court is an inconvenient forum for such action or proceeding.

          In rendering the opinions expressed in numbered paragraph 4 above, we express no opinion as to any consent, approval, authorization, registration, qualification or filing required under, or any violation of, any Law which may be or become applicable to the Company as a result of the consummation of the transactions contemplated by the Purchase Agreement, Buyer's ownership of the Company Shares or the Company Notes or its operation or intended operation of the Company after the date hereof.

          The foregoing opinions are limited to the federal law of the United States of America, law of the State of New York and the General Corporation Law of the State of Delaware.

          We are furnishing this opinion letter to you solely for your benefit in connection with the Purchase Agreement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                   Very truly yours,

                                   CLEARY, GOTTLIEB, STEEN & HAMILTON

                                   By
                                     ----------------------------------------
                                              [         ], a Partner

                                   EXHIBIT C

                 FORM OF LEGAL OPINION OF MAYER, BROWN & PLATT


                      [letterhead of Mayer, Brown & Platt]



                                     [           ], 2001

National Discount Brokers Group, Inc.
10 Exchange Place Centre
Jersey City, New Jersey  07302

Ladies and Gentlemen:

     We have acted as counsel to Ameritrade Holding Corporation, a Delaware corporation ("Buyer"), in connection with the acquisition by Buyer from National Discount Brokers Group, Inc., a Delaware corporation ("Seller"), of the shares of common stock of National Discount Brokers Corporation, a New York corporation (the "Company"), and certain promissory notes issued by the Company to Seller pursuant to a Purchase Agreement dated as of July 30, 2001 between Seller and Buyer (the "Agreement"). In connection with the consummation of the transactions contemplated by the Agreement, Buyer and Seller have also entered into the Registration Rights Agreement dated as of the date hereof (the "Registration Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of Buyer as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered and the due authorization, execution and delivery of each of the documents covered by the opinions expressed herein by each party thereto other than Buyer.

     Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as they are now owned, leased, operated and conducted.

2. Buyer has full corporate power and authority to execute, deliver and perform the Agreement and the Registration Agreement and to consummate the transactions contemplated thereby.

3. The execution, delivery and performance by Buyer of the Agreement and the Registration Agreement and the consummation by Buyer of the transactions contemplated thereby have been duly and validly approved by Buyer's board of directors, and no other corporate actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of the Agreement, the Registration Agreement or the transactions contemplated thereby. Buyer has duly and validly executed and delivered the Agreement and the Registration Agreement. The Agreement and the Registration Agreement constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies (except we express no opinion with respect to provisions of the Registration Agreement providing for indemnification and contribution).

4. No consent, authorization or approval of, or filing or registration with, any Governmental Entity is necessary in connection with the execution, delivery and performance by Buyer of the Agreement and the Registration Agreement and the consummation by Buyer of the transactions contemplated thereby, except those that have been obtained (and we express no opinion with respect to the states securities laws or Blue Sky laws).

5. The execution, delivery and performance by Buyer of the Agreement and the Registration Agreement and the consummation by Buyer of the transactions contemplated thereby do not and will not (i), violate or conflict with any provision of the certificate of incorporation or by-laws of Buyer or (ii) assuming the accuracy of the representations and warranties of Seller set forth in Section 3.22 of the Agreement, violate any Law applicable to or binding on Buyer that is normally applicable to transactions of the type contemplated by the Agreement and the Registration Agreement (except we express no opinion as to any state securities or Blue Sky law or the antifraud provisions of the United States securities laws).

6. The shares of Buyer Common Stock issued to Seller in connection with the Agreement are validly issued, fully paid and non-assessable and are free of any statutory preemptive rights.

     We are admitted to practice law in the States of Illinois and New York and we express no opinions as to matters under or involving any laws other than the laws of the States of Illinois and New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. With respect to any opinions contained herein on matters governed by the General Corporation Law of the State of Delaware, you are aware that we are not admitted to the Bar of the State of Delaware and that such opinions are based solely upon our familiarity with the General Corporation Law of the State of Delaware as a result of our prior involvement in transactions of a nature similar to those contemplated by the Agreement.

     This opinion is furnished by us pursuant to Section 6.02(k) of the Agreement, is solely for your benefit and is not to be used, quoted or otherwise relied upon by any other Person, or filed or furnished to any other Person or any Governmental Entity, without our prior written consent.


                                             Very truly yours,


                                             MAYER, BROWN & PLATT